Exhibit 13.2

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$2,668,329	$579,283
Accounts receivable, net	474,318	-
Prepaid expenses and other current assets	291,802	75,951
Assets subject to assignment for benefit of creditors, current portion	-	740,381

Total Current Assets	3,434,449	1,395,615

OTHER ASSETS:
Security deposit	33,340	-
Property and equipment, net	562,990	472,670
Intangible assets, net	2,322,190	-
Right of use assets, net	27,276	-
Assets subject to assignment for benefit of creditors	-	1,665,411

Total Other Assets	2,945,796	2,138,081

TOTAL ASSETS	$6,380,245	$3,533,696

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Convertible notes payable, net of debt discounts of $0 and $83,548, respectively	$-	$979,216
Notes payable, current portion, net of debt discount of $0 and $0, respectively	511,788	85,207
Note payable - related party	500,000	500,000
Accounts payable	369,812	465,581
Accrued expenses	247,606	254,095
Insurance payable	183,892	26,794
Lease liabilities, current portion	18,910	-
Derivative liability	-	4,181,187
Due to related parties	241,007	173,692
Accrued compensation and related benefits	78,333	2,670
Liabilities subject to assignment for benefit of creditors, current portion	-	11,338,459

Total Current Liabilities	2,151,348	18,006,901

LONG-TERM LIABILITIES:
Notes payable, net of current portion	278,985	290,215
Lease liabilities, net of current portion	8,366	-
Liabilities subject to assignment for benefit of creditors	-	1,249,996

Total Long-term Liabilities	287,351	1,540,211

Total Liabilities	2,438,699	19,547,112

Commitments and Contingencies (See Note 11)

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.001; authorized 10,000,000 shares:
Series B convertible preferred stock, par value $0.001 per share; 1,700,000 shares designated; 700,000 and 700,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (Liquidation value $700 and $700, respectively)	700	700
Series D preferred stock, par value $0.001 per share; 1,250,000 shares designated; no shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively ($6.00 per share liquidation value)	-	-
Series E preferred stock, par value $0.001 per share; 562,250 shares designated; 91,015 and 105,378 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively ($13.34 per share liquidation value)	91	105

Common stock, par value $0.001 per share; 10,000,000,000 shares authorized; 2,837,199,009 and 1,733,847,494 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	2,837,199	1,733,848
Additional paid-in capital	117,063,328	104,872,991
Accumulated deficit	(115,959,772)	(122,621,060)

Total Shareholders’ Equity (Deficit)	3,941,546	(16,013,416)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,380,245	$3,533,696

See accompanying notes to unaudited condensed consolidated financial statements.

1

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES	$1,207,305	$6,309,509	4,273,498	$23,503,384

COST OF REVENUES	1,178,113	5,978,265	4,422,429	20,831,870

GROSS PROFIT (LOSS)	29,192	331,244	(148,931)	2,671,514

OPERATING EXPENSES:
Compensation and related benefits	351,908	551,306	1,064,570	1,955,854
Legal and professional fees	487,473	621,105	1,470,926	3,523,811
Rent	154,132	156,738	521,688	496,349
General and administrative expenses	323,658	173,680	821,593	615,331
Loss on lease abandonment	607,554	-	1,223,628	-

Total Operating Expenses	1,924,725	1,502,829	5,102,405	6,591,345

LOSS FROM OPERATIONS	(1,895,533)	(1,171,585)	(5,251,336)	(3,919,831)

OTHER INCOME (EXPENSES):
Interest expense	(71,939)	(2,028,958)	(290,898)	(7,016,597)
Interest expense - related parties	(22,685)	(22,686)	(67,315)	(152,262)
Warrant exercise inducement expense	(4,193,134)	-	(4,193,134)	-
Gain on debt extinguishment, net	-	907,447	1,564,941	7,151,041
Other income	11,001	91,950	194,823	266,918
Gain on deconsolidation of subsidiaries	12,427,220	-	12,427,220	-
Derivative (expense) income, net	-	37,826,129	3,284,306	(31,835,642)

Total Other Income (Expenses)	8,150,463	36,773,882	12,919,943	(31,586,542)

INCOME (LOSS) BEFORE INCOME TAXES	6,254,930	35,602,297	7,668,607	(35,506,373)

Provision for income taxes	-	-	-	-
		.
NET INCOME (LOSS)	6,254,930	35,602,297	7,668,607	(35,506,373)

Deemed dividends related to ratchet adjustment, beneficial conversion features, and accrued dividends	(21,386)	-	(1,007,319)	(18,696,012)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$6,233,544	$35,602,297	$6,661,288	$(54,202,385)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED
Basic	$0.00	$0.03	$0.00	$(0.11)
Diluted	$0.00	$0.00	$0.00	$(0.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,600,758,966	1,136,231,561	2,160,897,037	472,432,161
Diluted	2,899,703,458	2,506,145,678	2,506,656,853	472,432,161

See accompanying notes to unaudited condensed consolidated financial statements.

2

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

	Preferred Stock Series B		Preferred Stock Series E		Common Stock		Common Stock Issuable		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2020	700,000	$700	105,378	$105	1,733,847,494	$1,733,848	-	$-	$104,872,991	$(122,621,060)	$(16,013,416)

Common stock issued for debt conversion	-	-	-	-	15,454,546	15,454	-	-	154,546	-	170,000

Sales of Series E preferred share units	-	-	310,992	311	-	-	-	-	3,257,689	-	3,258,000

Deemed dividend related to beneficial conversion features and accrued dividends	-	-	-	-	-	-	-	-	777,510	(829,836)	(52,326)

Net loss	-	-	-	-	-	-	-	-	-	(2,269,180)	(2,269,180)

Balance, March 31, 2021	700,000	700	416,370	416	1,749,302,040	1,749,302	-	-	109,062,736	(125,720,076)	(14,906,922)

Common stock issued for debt conversion	-	-	-	-	44,282,163	44,282			329,174	-	373,456

Sales of Series E preferred share units	-	-	32,126	32	-	-	-	-	332,468	-	332,500

Common stock issued for conversion of Series E preferred shares	-	-	(340,346)	(340)	571,296,287	571,296	-	-	(570,956)	-	-

Common stock issued for warrant exercise	-	-	-	-	121,053,570	121,054	-	-	564,660	-	685,714

Beneficial conversion effect related to debt conversions	-	-	-	-	-	-	-	-	143,872	-	143,872

Deemed dividend related to beneficial conversion features and accrued dividends	-	-	-	-	-	-	-	-	104,533	(156,097)	(51,564)

Net income	-	-	-	-	-	-	-	-	-	3,682,857	3,682,857

Balance, June 30, 2021	700,000	700	108,150	108	2,485,934,060	2,485,934	-	-	109,966,487	(122,193,316)	(9,740,087)

Common stock issued for conversion of Series E preferred shares	-	-	(17,135)	(17)	25,725,519	25,726	-	-	(25,709)	-	-

Common stock issued for warrant exercise	-	-	-	-	325,539,430	325,539	-	-	2,929,416	-	3,254,955

Warrant exercise inducement expense	-	-	-	-	-	-	-	-	4,193,134	-	4,193,134

Deemed dividend related to beneficial conversion features and accrued dividends	-	-	-	-	-	-	-	-	-	(21,386)	(21,386)

Net income	-	-	-	-	-	-	-	-	-	6,254,930	6,254,930

Balance, September 30, 2021	700,000	$700	91,015	$91	2,837,199,009	$2,837,199	-	-	$117,063,328	$(115,959,772)	$3,941,546

	Preferred Stock Series B		Preferred Stock Series E		Common Stock		Common Stock Issuable		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	1,700,000	$1,700	-	-	11,832,603	$11,833	25,000	$25	$47,715,878	$(60,615,860)	$(12,886,424)

Reduction of put premium upon conversion	-	-	-	-	-	-	-	-	73,725	-	73,725

Common stock issued for debt conversion	-	-	-	-	5,290,406	5,290	-	-	336,229	-	341,519

Beneficial conversion effect related to debt conversions	-	-	-	-	-	-	-	-	172,720	-	172,720

Relative fair value of warrants issued in connection with convertible debt	-	-	-	-	-	-	-	-	262,872	-	262,872

Accretion of stock-based compensation	-	-	-	-	-	-	-	-	31,250	-	31,250

Reclassification of warrants from equity to derivative liabilities	-	-	-	-	-	-	-	-	(11,381,885)	-	(11,381,885)

Deemed dividend related to price protection	-	-	-	-	-	-	-	-	18,696,012	(18,696,012)	-

Net loss	-	-	-	-	-	-	-	-	-	(3,453,338)	(3,453,338)

Balance, March 31, 2020	1,700,000	$1,700	-	-	17,123,009	17,123	25,000	25	55,906,801	(82,765,210)	(26,839,561)

Cancellation of issuable shares	-	-	-	-	-	-	(25,000)	(25)	25	-	-

Reduction of put premium upon conversion	-	-	-	-	-	-	-	-	311,660	-	311,660

Common stock issued for debt conversion, accrued interest and fees	-	-	-	-	412,573,593	412,573	-	-	2,317,667	-	2,730,240

Beneficial conversion effect related to debt conversions	-	-	-	-	-	-	-	-	15,531,703	-	15,531,703

Common shares issued for cashless warrant exercise	-	-	-	-	70,203,889	70,204	-	-	(70,204)	-	-

Warrants issued for services	-	-	-	-	-	-	-	-	1,963,291	-	1,963,291

Accretion of stock-based compensation	-	-	-	-	-	-	-	-	5,208	-	5,208

Net loss	-	-	-	-	-	-	-	-	-	(67,655,332)	(67,655,332)

Balance, June 30, 2020	1,700,000	1,700	-	-	499,900,491	499,900	-	-	75,966,151	(150,420,542)	(73,952,791)

Common stock issued for Series B preferred stock	(1,000,000)	(1,000)	-	-	1,000,000	1,000	-	-	-	-	-

Common stock issued for debt conversion, accrued interest and fees	-	-	-	-	477,682,407	477,682	-	-	4,334,087	-	4,811,769

Beneficial conversion effect related to debt conversions	-	-	-	-	-	-	-	-	19,700,260	-	19,700,260

Common shares issued for cashless warrant exercise	-	-	-	-	85,710,419	85,711	-	-	151,954	-	237,665

Conversion of debt and accrued interest to series D preferred stock	-	-	522,726	522	-	-	-	-	825,167	-	825,689

Conversion of series D preferred stock to common stock	-	-	(398,350)	(398)	398,350,000	398,350	-	-	(397,952)	-	-

Common stock issued for settlement	-	-	-	-	10,281,018	10,281	-	-	492,461	-	502,742

Net income	-	-	-	-	-	-	-	-	-	35,602,297	35,602,297

Balance, September 30, 2020	700,000	$700	124,376	$124	1,472,924,335	$1,472,924	-	$-	$101,072,128	$(114,818,245)	$(12,272,369)

3

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,668,607	$(35,506,373)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	498,876	42,101
Amortization of debt discount to interest expense	83,548	4,664,605
Stock-based compensation and consulting fees	-	1,999,749
Other non-cash interest and fees	-	9,080
Interest expense related to debt default	-	1,531,335
Derivative (income) expense, net	(3,284,306)	31,835,642
Non-cash portion of gain on extinguishment of debt, net	(1,564,941)	(7,203,589)
Non-cash portion of gain on deconsolidation of subsidiaries	(12,448,899)	-
Loss on lease abandonment	1,223,628	-
Warrant exercise inducement expense	4,193,134	-
Rent expense	1,680	12,911
Bad debt recovery	(11,240)	-
Other non-cash gain	(11,806)	-
Change in operating assets and liabilities:
Accounts receivable	173,941	628,378
Prepaid expenses and other current assets	159,142	(216,181)
Security deposit	94,000	(129,750)
Accounts payable and accrued expenses	500,908	(12,623)
Insurance payable	(123,445)	(250,961)
Accrued compensation and related benefits	(16,310)	226,415

NET CASH USED IN OPERATING ACTIVITIES	(2,863,483)	(2,369,261)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(460,510)
Proceeds from sale of property and equipment	3,451	-
Cash acquired in acquisition	10,031	-
Cash used for acquisitions	(2,133,146)	-

NET CASH USED IN INVESTING ACTIVITIES	(2,119,664)	(460,510)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of series E preferred share units	3,590,500	-
Proceeds from convertible notes payable	-	1,912,382
Proceeds from exercise of warrants	3,940,669	-
Repayment of convertible notes payable	-	(257,139)
Net proceeds from notes payable	-	4,479,662
Repayment of notes payable	(496,291)	(2,956,366)
Net proceeds (payments) on related party advances	37,315	(80,438)

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,072,193	3,098,101

NET INCREASE IN CASH	2,089,046	268,330

CASH, beginning of period	579,283	50,026

CASH, end of period	$2,668,329	$318,356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$288,533	$1,051,418
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discounts recorded	$-	$262,872
Increase in derivative liability and debt discount	$-	$1,702,471
Conversion of debt and accrued interest for common stock	$543,457	$7,362,182
Reclassification of accrued interest to debt	$-	$89,262
Reclassification of due to related parties to accrued expenses	$94,000	$-
Decrease in put premium and paid-in capital	$-	$385,385
Reclassification of warrant value from equity to derivative liabilities	$-	$11,381,885
Deemed dividend related to price protection and beneficial conversion features	$882,043	$18,696,012
Conversion of debt and accrued interest for Series D preferred stock	$-	$586,012

ACQUISITIONS:
Assets acquired:
Accounts receivable	$265,175	$-
Prepaid expenses	7,534	-
Property and equipment	257,416	-
Right of use assets	44,388	-
Other receivable	622,240	-
Security deposits	33,340	-
Total assets acquired	1,230,093	-
Less: liabilities assumed:
Accounts payable	132,155	-
Accrued expenses	86,194	-
Notes payable	1,491,458	-
Lease liabilities	44,388	-
Total liabilities assumed	1,754,195
Increase in intangible assets - non-cash	$524,102	$-

See accompanying notes to unaudited condensed consolidated financial statements.

4

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Transportation and Logistics Systems, Inc. (“TLSS” or the “Company”), was incorporated under the laws of the State of Nevada, on July 25, 2008. The Company operates through its active subsidiaries as a logistics and transportation company specializing in ecommerce fulfillment, last mile deliveries, two-person home delivery, mid-mile, and long-haul services.

On June 18, 2018 (the “Acquisition Date”), the Company completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS, LLC, a New Jersey limited liability company (“Prime EFS”), from its members pursuant to the terms and conditions of a Stock Purchase Agreement entered into among the Company and the Prime EFS members on the Acquisition Date. Prime EFS was a New Jersey based transportation company that generated substantially all of its revenues from Amazon Logistics, Inc. (“Amazon”) in New York, New Jersey, and Pennsylvania until it ceased operations on September 30, 2020 due to Amazon’s non-renewal of its Delivery Service Partner (DSP) Agreement with Prime EFS, as described below.

On July 24, 2018, the Company formed Shypdirect LLC (“Shypdirect”), a company organized under the laws of New Jersey. Shypdirect was a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office. Since its inception, Shypdirect generated substantially all of its revenues from Amazon, Inc. As described below, Amazon elected to terminate its Amazon Relay Carrier Terms of Service with Shypdirect. Accordingly, in June 2021, Shypdirect ceased its tractor trailer and box truck delivery services to Amazon, and in July 2021, Shypdirect ceased all operations.

On June 19, 2020, Amazon notified Prime EFS in writing (the “Prime EFS Termination Notice”), that Amazon would not renew its Delivery Service Partner (DSP) Agreement with Prime EFS when that agreement (the “In-Force Agreement”) expired on September 30, 2020 and such In-Force Agreement, in fact, expired on September 30, 2020.

Additionally, on July 17, 2020, Amazon notified Shypdirect that Amazon had elected to terminate the Amazon Relay Carrier Terms of Service (the “Program Agreement”) between Amazon and Shypdirect effective as of November 14, 2020 (the “Shypdirect Termination Notice”). On August 3, 2020, Amazon offered to withdraw the Shypdirect Termination Notice and extend the term of the Program Agreement to and including May 14, 2021, conditioned on Prime EFS executing, for nominal consideration, a separation agreement with Amazon under which Prime EFS agrees to cooperate in an orderly transition of its Amazon last-mile delivery business to other service providers, Prime EFS released any and all claims it may have against Amazon, and Prime EFS covenanted not to sue Amazon (the “Aug. 3 Proposal”). On August 4, 2020, the Company, Prime EFS and Shypdirect accepted the Aug. 3 Proposal.

During the year ended December 31, 2020 and 2019, one customer, Amazon, represented 96.7% and 98.7% of the Company’s total net revenues. Approximately 36.7% of the Company’s revenue of $4,273,498 for the nine months ended September 30, 2021 was attributable to Shypdirect’s now terminated mid-mile and long-haul business with Amazon. The termination of the Prime EFS last-mile business with Amazon on September 30, 2020 had a material adverse impact on the operations of Prime EFS beginning in the 4th fiscal quarter of 2020 and the termination of Shypdirect’s Amazon mid-mile and long-haul business, which was effective on or about May 14, 2021, had a material adverse impact on operations of Shypdirect beginning in the 2nd fiscal quarter of 2021. This impact has caused Prime EFS and Shypdirect to become insolvent and to cease operations.

While the Company has commenced replacing its Amazon business with the acquisitions as set forth below, such initiatives are consistent with its already existing business plan to: (i) seek new last-mile, mid-mile and long-haul business with other, non-Amazon, customers; (ii) explore other strategic relationships; and (iii) identify potential acquisition opportunities, while continuing to execute its restructuring plan which commenced in February 2020.

On November 13, 2020, the Company formed a wholly owned subsidiary, Shyp FX, Inc., a company incorporated under the laws of the State of New Jersey (“Shyp FX”). On January 15, 2021, through Shyp FX, the Company executed an asset purchase agreement (“APA”) and closed a transaction to acquire substantially all of the assets and certain liabilities of Double D Trucking, Inc., a northern New Jersey-based logistics provider specializing in servicing Federal Express over the past 25 years (“DDTI”), including last-mile delivery services using vans and box trucks (See Note 3).

5

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On November 16, 2020, the Company formed a wholly owned subsidiary, TLSS Acquisition, Inc., a company incorporated under the laws of the State of Delaware (“TLSS Acquisition”). On March 24, 2021, TLSS Acquisition acquired all of the issued and outstanding shares of capital stock of Cougar Express, Inc., a New York-based full-service logistics provider specializing in pickup, warehousing, and delivery services in the tri-state area (“Cougar Express”). Cougar Express was a family-owned full-service transportation business that has been in operation for more than 30 years providing one-to-four person deliveries and offering white glove services. It utilizes its own fleet of trucks, warehouse/driver/office personnel and on-call subcontractors from its convenient and secure New York JFK airport area location, allowing it to pick-up and deliver throughout the New York tri-state area. Cougar Express serves a diverse base of approximately 50 commercial accounts, which are freight forwarders that work with some of the most notable retail businesses in the country (See Note 3).

On February 21, 2021, the Company formed a wholly owned subsidiary, Shyp CX, Inc., a company incorporated under the laws of the State of New York (“Shyp CX”).

On August 16, 2021, the Company’s subsidiaries, Prime EFS and Shypdirect, executed Deeds of Assignment for the Benefit of Creditors in the State of New Jersey pursuant to N.J.S.A. §2A:19-1, et seq. (the “ABC Statute”), assigning all of the Prime EFS and Shypdirect assets to Terri Jane Freedman as Assignee for the Benefit of Creditors (the “Assignee”) and filing for dissolution. An “Assignment for the Benefit of Creditors,” “general assignment” or “ABC” in New Jersey is a state-law, voluntary, judicially-supervised corporate liquidation and unwinding similar to the Chapter 7 bankruptcy process found in the United States Bankruptcy Code. In an ABC, the debtor companies. Prime EFS and Shypdirect, together referred to as the “Assignors” executed Deeds of Assignment, assigning all of their assets to the Assignee chosen by the Company, who acts as a fiduciary similar to a Chapter 7 trustee in bankruptcy. On September 7, 2021, the ABC’s were filed with the Bergen County Clerk in Bergen County, New Jersey and filed with the Surrogate Court in the appropriate county, initiating a judicial proceeding. The Assignee has been charged with liquidating the assets for the benefit of the Prime EFS and Shypdirect creditors pursuant to the provisions of the ABC Statute.

As a result of Prime EFS and Shypdirect’s filing of the executed Deeds of Assignment for the Benefit of Creditors on September 7, 2021, the Company ceded authority for managing the businesses to the Assignee, and the Company’s management cannot carry on Prime EFS or Shypdirect’s activities in the ordinary course of business. Additionally, Prime EFS and Shypdirect no longer conduct any business and are not permitted by the Assignee and ABC Statute to conduct any business. For these reasons, the Company concluded that it had lost control of Prime EFS and Shypdirect, and no longer had significant influence over these subsidiaries during the ABC proceedings. Further, on October 13, 2021, Prime EFS and Shypdirect filed for dissolution with the Secretary of State of New Jersey. Therefore, the Company deconsolidated Prime EFS and Shypdirect effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021 (See Note 10).

The Company’s results of operations for the three and nine months ended September 30, 2021 and 2020 include the results of Prime EFS and Shypdirect prior to the September 7, 2021 filing of the executed Deeds of Assignment for the Benefit of Creditors with the State of New Jersey.

As of December 31, 2020, the assets and liabilities of Prime EFS and Shypdirect subject to the Assignment for the Benefit of Creditors have been reflected as “Assets subject to assignment for benefit of creditors” and “Liabilities subject to assignment for benefit of creditors” on the accompanying condensed consolidated balance sheets.

Unless the context otherwise requires, TLSS and its wholly owned subsidiaries, TLSS Acquisition, Cougar Express, Shyp FX and Shyp CX, and its deconsolidated subsidiaries, Prime EFS and Shypdirect, whose results of operations for the three and nine months ended September 30, 2021 and 2020 are included in the results of the Company prior to the September 7, 2021 filing of the executed Deeds of Assignment for the Benefit of Creditors with the State of New Jersey, are hereafter referred to as the “Company”. References herein to a “Company liability” may be to a liability which is owed solely by a subsidiary and not by TLSS.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of presentation and principles of consolidation

The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and disclosures necessary for comprehensive presentation of financial position, results of operations or cash flow. However, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these unaudited interim condensed consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2020 and notes thereto included in the Company’s annual report on SEC Form 10-K, filed on March 17, 2021.

The Company follows the same accounting policies in the preparation of its annual and interim reports. The results of operations in interim periods are not necessarily an indication of operating results to be expected for the full year.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On August 16, 2021 the Company’s subsidiaries, Prime EFS and Shypdirect executed Deed of Assignments for the Benefit of Creditors in the State of New Jersey ABC Statute, assigning all of the Prime EFS and Shypdirect assets to the Assignee and filing for dissolution. The Company’s results of operations for the three and nine months ended September 30, 2021 and 2020 include the results of Prime EFS and Shypdirect prior to the September 7, 2021 filing of the executed Deeds of Assignment for the Benefit of Creditors with the State of New Jersey. As a result of Prime EFS and Shypdirect’s filing of the executed Deeds of Assignment for the Benefit of Creditors on September 7, 2021, the Company ceded authority for managing the businesses to the Assignee, and the Company’s management cannot carry on Prime EFS or Shypdirect’s activities in the ordinary course of business. For these reasons, the Company concluded that it had lost control of Prime EFS and Shypdirect, and no longer had significant influence over these subsidiaries during the ABC proceedings. Therefore, the Company deconsolidated Prime EFS and Shypdirect effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021. As of December 31, 2020, the assets and liabilities of Prime EFS and Shypdirect subject to assignment for the benefit of creditors have been reflected as “Assets subject to assignment for benefit of creditors” and “Liabilities subject to assignment for benefit of creditors” on the accompanying condensed consolidated balance sheets (See Note 10).

The unaudited condensed consolidated financial statements of the Company include the accounts of TLSS and its wholly owned subsidiaries, TLSS Acquisition, Cougar Express, Shyp FX and Shyp CX, and Prime EFS and Shypdirect through the date of deconsolidation (September 7, 2021). All intercompany accounts and transactions have been eliminated in consolidation. References below to a “Company liability” may be to a liability which is owed solely by a subsidiary and not by TLSS.

Going concern consideration

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, for the nine months ended September 30, 2021 and 2020, the Company had a net loss from operations of $5,251,336 and $3,919,831 and net cash used in operations was $2,863,483 and $2,369,261, respectively. Additionally, the Company had an accumulated deficit, shareholders’ equity, and working capital of $115,959,772, $3,941,546, and $1,283,101, respectively, on September 30, 2021. Furthermore, effective September 30, 2020 and in May 2021, the Company lost major contracts with its primary customer as described below.

On June 19, 2020, Amazon notified Prime EFS by the Prime EFS Termination Notice that it does not intend to renew the In-Force Agreement when that agreement expired. In the Prime EFS Termination Notice, Amazon stated that the In-Force Agreement expires on September 30, 2020. Additionally, on July 17, 2020, pursuant to the Shypdirect Termination Notice, Amazon notified Shypdirect that Amazon had elected to terminate the Program Agreement between Amazon and Shypdirect effective as of November 14, 2020 (see Note 1). However, on August 3, 2020, Amazon offered pursuant to the Aug. 3 Proposal to withdraw the Shypdirect Termination Notice and extend the term of the Program Agreement to and including May 14, 2021, conditioned on Prime EFS executing, for nominal consideration, a separation agreement with Amazon under which Prime EFS agrees to cooperate in an orderly transition of its Amazon last-mile delivery business to other service providers, Prime EFS releases any and all claims it may have against Amazon, and Prime EFS covenants not to sue Amazon. In a “Separation Agreement” dated August 23, 2020, by and among Amazon, Prime EFS and the Company, Prime EFS and the Company agreed, for nominal consideration, that the Delivery Service Partner Program Agreement between Amazon and Prime EFS would terminate effective September 30, 2020; that Prime EFS and the Company would cooperate in an orderly transition of the last-mile delivery business from Prime EFS to other service providers; that Prime EFS would return any and all vehicles leased from Element Fleet Corporation by October 7, 2020 in good repair; and that Prime EFS would dismiss the Amazon Arbitration with prejudice. Under the same Separation Agreement, Prime EFS and the Company released any and all claims they had against Amazon and covenant not to sue Amazon. In a “Settlement and Release Agreement” dated August 21, 2020, by and among Amazon, Shypdirect, Prime EFS and the Company, Amazon withdrew the Shypdirect Termination Notice and extended the term of the Program Agreement to and including May 14, 2021. In the Settlement and Release Agreement, Shypdirect released any and all claims it had against Amazon, arising under the Program Agreement between Amazon and Shypdirect effective as of November 14, 2020, or otherwise. The termination of the Prime EFS last-mile business with Amazon on September 30, 2020 had a material adverse impact on the operations of Prime EFS beginning in the 4th fiscal quarter of 2020 and the termination of Shypdirect’s Amazon mid-mile and long-haul business, which was effective on or about May 14, 2021, had a material adverse impact on operations of Shypdirect beginning in the 2nd fiscal quarter of 2021. This impact has caused Prime EFS and Shypdirect to become insolvent and to cease operations. During the first quarter of 2021, the Company’s subsidiaries defaulted on certain truck leases. In connection with these defaults, the Lessor has demanded that the Company’s subsidiaries pay for the leased trucks in the amount of approximately $2,871,000 which was accrued and included in liabilities subject to assignment for benefit of creditors on the accompanying condensed consolidated balance sheets as of December 31, 2020 (see Note 10).

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

The COVID-19 pandemic and resulting global disruptions have affected the Company’s businesses, as well as those of the Company’s customers and their third-party suppliers and sellers. To serve the Company’s customers while also providing for the safety of the Company’s employees and service providers, the Company has adapted numerous aspects of its logistics and transportation processes. The Company continues to monitor the rapidly evolving situation and expect to continue to adapt its operations to address federal, state, and local standards as well as to implement standards or processes that the Company determines to be in the best interests of its employees, customers, and communities. The impact of the pandemic and actions taken in response to it had minimal effects on the Company’s results of operations. Effects include increased fulfilment costs and cost of sales, primarily due to investments in employee hiring, pay, and benefits, as well as costs to maintain safe workplaces, and higher shipping costs. The Company continues to be affected by possible procurement and shipping delays, supply chain interruptions, higher product demand in certain categories, product demand in other categories, and increased fulfilment costs and cost of sales as a percentage of net sales and it is not possible to determine the duration and spread of the pandemic or such actions, the ultimate impact on the Company’s results of operations during 2021, or whether other currently unanticipated consequences of the pandemic are reasonably likely to materially affect the Company’s results of operations.

It is management’s opinion that these factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During the nine months ended September 30, 2021, the Company issued an aggregate of 343,118 shares of its Series E preferred stock for net proceeds of $3,590,500 (see Note 9). The proceeds were used for the acquisition of Cougar Express and DDTI and for working capital purposes. Additionally, during the nine months ended September 30, 2021, the Company received proceeds of $3,940,669 from the exercise of stock warrants (see Note 9). Management cannot provide assurance that the Company will ultimately achieve profitable operations, become cash flow positive, or raise additional debt and/or equity capital.

The Company will continue to: (i) seek to replace its Amazon business with other, non-Amazon, customers; (ii) explore other strategic relationships; and (iii) identify potential acquisition opportunities, while continuing to execute its restructuring plan. The Company is seeking to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of common and preferred shares and from the issuance of convertible promissory notes and notes payable, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail its operations. These condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of estimates

The preparation of the condensed consolidated financial statements, in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates included in the accompanying unaudited condensed consolidated financial statements and footnotes include the valuation of accounts receivable, the useful life of property and equipment, the valuation of intangible assets, the valuation of assets acquired and liabilities assumed, the valuation of right of use assets and related liabilities, assumptions used in assessing impairment of long-lived assets, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of non-cash equity transactions, the valuation of derivative liabilities, the valuation of beneficial conversion features, and the value of claims against the Company.

Fair value of financial instruments

The Financial Accounting Standards Board (“FASB”) issued ASC 820 — Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on September 30, 2021. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

The three levels of the fair value hierarchy are as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows on September 30, 2021 and December 31, 2020:

	On September 30, 2021			On December 31, 2020
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative liabilities	—	—	$—	—	—	$4,181,187

A roll-forward of the level 3 valuation financial instruments is as follows:

	For the Nine Months ended September 30, 2021	For the Nine Months ended September 30, 2020
Balance at beginning of period	$4,181,187	$2,135,939
Initial valuation of derivative liabilities included in debt discount	-	1,702,474
Initial valuation of derivative liabilities included in derivative expense	-	14,892,068
Gain on extinguishment of debt related to repayment/conversion of debt	(896,881)	(44,169,129)
Reclassification of warrants from equity to derivative liabilities	-	11,381,885
Change in fair value included in derivative (gain) expense	(3,284,306)	16,943,574
Balance at end of period	$-	$2,886,811

The Company accounts for its derivative financial instruments, consisting of certain conversion options embedded in our convertible instruments and warrants, at fair value using level 3 inputs. The Company determined the fair value of these derivative liabilities using the binomial lattice models, or other accepted valuation practices. When determining the fair value of its financial assets and liabilities using these methods, the Company is required to use various estimates and unobservable inputs, including, among other things, expected terms of the instruments, expected volatility of its stock price, expected dividends, and the risk-free interest rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the instrument. Increases in expected term, anticipated volatility and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the condensed consolidated balance sheets for cash, accounts receivable, accounts payable, accrued expenses, insurance payable, other payables, and contingency liabilities approximate their fair values based on the short-term maturity of these instruments. The carrying amount of the Company’s convertible notes payable and promissory note obligations approximate fair value, as the terms of these instruments are consistent with terms available in the market for instruments with similar risk.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Cash and cash equivalents

For purposes of the condensed consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. On September 30, 2021 and December 31, 2020, the Company did not have any cash equivalents.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. On September 30, 2021, cash in bank in excess of FDIC insured levels amounted to approximately $2,474,000. The Company has not experienced any losses in such accounts through September 30, 2021.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five to six years. Leasehold improvements are depreciated over the shorter of the useful life or lease term including scheduled renewal terms. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible assets

Intangible assets are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life, less any impairment charges.

Leases

On January 1, 2019, the Company adopted ASU No. 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The Company applied the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether it obtains the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Segment reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. During the nine months ended September 30, 2021 and 2020, the Company believes that it operates in one operating segment related to deliveries for on-line retailers in New York, New Jersey, Pennsylvania and other areas, and tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

Derivative financial instruments

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all of its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10-05-4, Derivatives and Hedging and 815-40, Contracts in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any embedded derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification.

Revenue recognition and cost of revenue

The Company adopted ASC 606, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. This ASC is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer service orders, including significant judgments.

The Company recognizes revenues and the related direct costs of such revenue which generally include compensation and related benefits, gas costs, insurance, parking and tolls, truck rental fees, and maintenance fees, as of the date the freight is delivered which is when the performance obligation is satisfied. In accordance with ASC Topic 606, the Company recognizes revenue on a gross basis. Our payment terms are generally net seven days from acceptance of delivery. The Company does not incur incremental costs obtaining service orders from its customers, however, if the Company did, because all of the Company’s customer contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The revenue that the Company recognizes arises from deliveries of packages on behalf of the Company’s customers. Primarily, the Company’s performance obligations under these service orders correspond to each delivery of packages that the Company makes under the service agreements. Control of the package transfers to the recipient upon delivery. Once this occurs, the Company has satisfied its performance obligation and the Company recognizes revenue.

Management has reviewed the revenue disaggregation disclosure requirements pursuant to ASC 606 and determined that no further disaggregation disclosure is required to be presented.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Basic and diluted loss per share

Pursuant to ASC 260-10-45, basic income (loss) per common share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted income (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and warrants (using the treasury stock method) and shares issuable for convertible debt and Series B and E preferred shares (using the as-if converted method). These common stock equivalents may be dilutive in the future.

The following table presents a reconciliation of basic and diluted net income (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income (loss) per common share - basic:
Net income (loss)	$6,254,930	$35,602,297	$7,668,607	$(35,506,373)
Less: deemed dividends	(21,386)	-	(1,007,319)	(18,696,012)
Net income (loss) attributable to common stockholders	$6,233,544	$35,602,297	$6,661,288	$(54,202,385)
Weighted average common shares outstanding – basic	2,600,758,966	1,136,231,561	2,160,897,037	472,432,161
Net income (loss) per common share – basic	$0.00	$0.03	$0.00	$(0.11)

Income (loss) per common share - diluted:
Net income (loss) attributable to common shareholders – basic	$6,233,544	$35,602,297	$6,661,288	$(54,202,385)
Add: interest of convertible debt	-	1,990,000	-	-
Add: Series E dividends	21,386	-	1,007,319	-
Less: derivatives income	-	(37,826,129)	-	-
Numerator for income (loss) per common share – diluted	$6,254,930	$(233,832)	$7,668,607	$(54,202,385)
Weighted average common shares outstanding – basic	2,600,758,966	1,136,231,561	2,160,897,037	472,432,161
Add: dilutive shares related to:
Warrants	176,830,482	19,363,556	223,645,806	-
Series B preferred stock	700,000	-	700,000	-
Series E preferred stock	121,414,010	-	121,414,010	-
Convertible notes payable	-	1,350,550,561	-	-
Weighted average common shares outstanding – diluted	2,899,703,458	2,506,145,678	2,506,656,853	472,432,161
Net income (loss) per common share – diluted	$0.00	$(0.00)	$0.00	$(0.11)

Potentially dilutive common shares were excluded from the computation of diluted shares outstanding for the nine months ended September 30, 2021 and 2020 as they would have an anti-dilutive impact on the Company’s net income (loss) in that period and consisted of the following:

	September 30, 2021	September 30, 2020
Stock warrants	467,008,109	54,746,723
Stock options	80,000	80,000
Convertible debt	-	1,350,550,561
Series B convertible preferred stock	700,000	700,000
Series D convertible preferred stock	-	124,376,000
Series E convertible preferred stock	121,414,010	-
	589,202,119	1,530,453,284

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation – Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under ASU 2016-09 Improvements to Employee Share-Based Payment.

Deconsolidation of Subsidiaries

The Company accounts for a gain or loss on deconsolidation of a subsidiary or derecognition of a group of assets in accordance with ASC 810-10-40-5. The Company measures the gain or loss as the difference between (a) the aggregate of fair value of any consideration received, the fair value of any retained noncontrolling investment and the carrying amount of any noncontrolling interest in the former subsidiary at the date the subsidiary is deconsolidated and (b) the carrying amount of the former subsidiary’s assets and liabilities or the carrying amount of the group of assets.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This ASU clarifies the accounting for modifications or exchanges of freestanding equity-classified written call options (i.e. warrants) so that the transaction should be treated as an exchange of the original instrument for a new instrument. This standard is effective for fiscal years beginning after December 15, 2021 on a prospective basis, with early adoption permitted. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

There are currently no other accounting standards that have been issued but not yet adopted that we believe will have a significant impact on our consolidated financial position, results of operations or cash flows upon adoption.

NOTE 3 – ACQUISITIONS

On January 15, 2021, through Shyp FX, the Company executed an asset purchase agreement (“APA”) and closed a transaction to acquire substantially all of the assets and certain liabilities of Double D Trucking, Inc., a northern New Jersey-based logistics provider specializing in servicing Federal Express over the past 25 years (“DDTI”), including last-mile delivery services using vans and box trucks. The purchase price was $100,000 of cash and a promissory note of $400,000. The principal assets involved in the acquisition were vehicles for cargo transport, system equipment for vehicle tracking and navigation of vehicles, and delivery route rights together with assumption of associated customer relationships. The acquisition of DDTI made the Company an approved contracted service provider of FedEx, which, the Company believes fits in well with its current geographic coverage area and may lead to additional expansion opportunities within the FedEx network.

On March 24, 2021, TLSS Acquisition acquired all of the issued and outstanding shares of capital stock of Cougar Express, Inc., a New York-based full-service logistics provider specializing in pickup, warehousing, and delivery services in the New York tri-state area (“Cougar Express”). The purchase price was $2,000,000 of cash plus cash for the acquisition of security deposits, a cash payment equal to 50% of the difference between cash and accounts receivable acquired and accounts payable assumed, less the assumption of truck loans and leases, and a promissory note of $350,000. The previous owner of Cougar Express is barred from competing with the Cougar Express business for five years. Cougar Express was a family-owned full-service transportation business that has been in operation for more than 30 years providing one-to-four person deliveries and offering white glove services. It utilizes its own fleet of trucks, warehouse/driver/office personnel and on-call subcontractors from its convenient and secure New York JFK airport area location, allowing it to pick-up and deliver throughout the New York tri-state area. Cougar Express serves a diverse base of approximately 50 commercial accounts, which are freight forwarders that work with some of the most notable retail businesses in the country. The Company believes that the acquisition of Cougar Express fits its current business plan, given Cougar Express’s demographic location, services offered, and diversified customer base, and given that it would provide the Company with a long-standing, well-run profitable operation as a step to begin replacing the revenue it lost as a result of Amazon’s terminating its delivery service provider business. Furthermore, the Company believes that, because Cougar Express is strategically based in New York and serves the tri-state area, organic growth opportunities will be available for expanding its footprint into the Company’s primary base of operations in New Jersey, as well as efficiencies that could be derived by leveraging Shypdirect’s operational capabilities.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

The assets acquired and liabilities assumed are recorded at their estimated fair values on the acquisition date, subject to adjustment during the measurement period with subsequent changes recognized in earnings or loss. These estimates are inherently uncertain and are subject to refinement. Management develops estimates based on assumptions as a part of the purchase price allocation process to value the assets acquired and liabilities assumed as of the business acquisition date. As a result, during the purchase price measurement period, which may be up to one year from the business acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed based on completion of valuations, with the corresponding offset to intangible assets. After the purchase price measurement period, the Company may record any adjustments to assets acquired or liabilities assumed in operating expenses in the period in which the adjustments may have been determined. During the three months ended September 30, 2021, the Company increased the customer relations intangible asset acquired and accrued expenses by $7,057 to reflect additional funds due to the owner of Cougar Express.

Based upon the purchase price allocation, the following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the respective acquisition:

	DDTI	Cougar Express	Total
Assets acquired:
Cash	$-	$10,031	$10,031
Accounts receivable	-	265,175	265,175
Other assets	-	40,874	40,874
Transportation vehicles	209,585	-	209,585
Equipment	20,000	27,831	47,831
Right of use assets	44,388	-	44,388
Other receivable	-	622,240	622,240
Non-compete agreement	-	150,000	150,000
Customer relations	373,449	2,123,768	2,497,217
Total assets acquired at fair value	647,422	3,239,919	3,887,341
Liabilities assumed:
Notes payable	(103,034)	(16,184)	(119,218)
PPP loan payable	-	(622,240)	(622,240)
Accounts payable	-	(132,155)	(132,155)
Accrued expenses	-	(40,059)	(40,059)
Lease liabilities	(44,388)	-	(44,388)
Total liabilities assumed	(147,422)	(810,638)	(958,060)
Net asset acquired	$500,000	$2,429,281	$2,929,281

Purchase consideration paid:
Cash paid	$100,000	$2,033,146	$2,133,146
Acquisition payable	-	46,135	46,135
Promissory notes	400,000	350,000	750,000
Total purchase consideration paid	$500,000	$2,429,281	$2,929,281

14

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

The Company shall record acquisition and transaction related expenses in the period in which they are incurred. During the nine months ended September 30, 2021 and 2020, acquisition and transaction related expenses primarily consisted of legal fees of approximately $8,200 and $0, respectively. Additionally, the Company paid expenses and fees relating to the sale of Series E preferred stock in which a portion of the proceeds were used to pay the cash portion of the consideration (see Note 9).

NOTE 4 – ACCOUNTS RECEIVABLE

On September 30, 2021 and December 31, 2020, accounts receivable, net consisted of the following:

	September 30, 2021	December 31, 2020
Accounts receivable	$474,318	$-
Allowance for doubtful accounts	-	-
Accounts receivable, net	$474,318	$-

NOTE 5 - PROPERTY AND EQUIPMENT

On September 30, 2021 and December 31, 2020, property and equipment consisted of the following:

	Useful Life	September 30, 2021	December 31, 2020
Delivery trucks and vehicles	3 - 6 years	$691,715	$544,010
Equipment	1 - 5 years	51,301	3,470
Subtotal		743,016	547,480
Less: accumulated depreciation		(180,026)	(74,810)
Property and equipment, net		$562,990	$472,670

During the nine months ended September 30, 2021, the Company sold vehicles of $116,310 with related accumulated depreciation of $38,992, and received cash of $3,451 and reduced notes payable of $73,864, resulting in a loss of $3 which is included in general and administrative expenses on the accompanying condensed consolidated statement of operations.

For the nine months ended September 30, 2021 and 2020, depreciation expense is included in general and administrative expenses and amounted to $173,849 and $42,101, respectively.

NOTE 6 – INTANGIBLE ASSETS

On September 30, 2021 and December 31, 2020, intangible asset consisted of the following:

	Useful life	September 30, 2021	December 31, 2020
Customer relations	3 - 5 years	$2,497,217	-
Non-compete agreement	5 years	150,000	-
		2,647,217	-
Less: accumulated amortization		(325,027)	-
		$2,322,190	$-

For the nine months ended September 30, 2021 and 2020, amortization of intangible assets amounted to $325,027 and $0, respectively.

Amortization of intangible assets attributable to future periods is as follows:

Year ending September 30:	Amount
2022	$577,825
2023	577,825
2024	520,771
2025	453,342
2026	192,427
$2,322,190

15

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 7 – CONVERTIBLE PROMISSORY NOTES PAYABLE

August 30, 2019 convertible debt and related warrants

On August 30, 2019, the Company closed Securities Purchase Agreements (the “August 2019 Purchase Agreements”) with accredited investors. The August 2019 Notes and related August 2019 Warrants included down-round provisions under which the August 2019 Note conversion price and August 2019 Warrant exercise price could be affected, on a full-ratchet basis, by future equity offerings undertaken by the Company. During 2020 and prior, down-round protection was triggered. As of March 31, 2021 and December 31, 2020, the conversion price on the August 2019 Notes was $0.006 per share and the exercise price of any remaining August 2019 Warrants was $0.006 per share. On September 30, 2021 and December 31, 2020, convertible notes payable related to August 30, 2019 convertible debt amounted to $0 and $22,064, which consists of $0 and $22,064 of principal/default interest balances due, respectively.

Q1/Q2 2020 convertible debt and related warrants

During the year ended December 31, 2020, the Company issued and sold to certain investors convertible promissory notes in the aggregate principal amount of $2,068,000 (the “Q1/Q2 2020 Notes”) and warrants to purchase up to 827,200 shares of the Company’s common stock (the “Q1/Q2 2020 Warrants”). The Company received net proceeds of $1,880,000, which is net of a 10% original issue discounts of $188,000. The Q1/Q2 2020 Notes initially bore interest at 6% per annum and become due and payable on the date that is the 24-month anniversary of the original issue date of the respective Q1/Q2 2020 Note. During the existence of an Event of Default (as defined in the Q1/Q2 2020 Notes), which includes, amongst other events, any default in the payment of principal and interest payments (including Q1/Q2 2020 Note Amortization Payments) under any Q1/Q2 2020 Note or any other Indebtedness (as defined in the Q1/Q2 2020 Notes), interest accrues at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. Commencing on the thirteenth month anniversary of the issuance of each Q1/Q2 2020 Note, monthly payments of interest and monthly principal payments, based on a 12-month amortization schedule (each, a “Q1/Q2 2020 Note Amortization Payment”), was due and payable, until the Maturity Date (as defined in the applicable Q1/Q2 2020 Note), at which time all outstanding principal, accrued and unpaid interest and all other amounts due and payable on such Q1/Q2 2020 Note will be immediately due and payable. The Q1/Q2 2020 Note Amortization Payments are being paid in cash unless the investor requests payment in the Company’s Common Stock in lieu of a cash payment (each, a “Q1/Q2 2020 Note Stock Payment”). If a holder of a Q1/Q2 2020 Note requests a Q1/Q2 2020 Note Stock Payment, the number of shares of common stock issued will be based on the amount of the applicable Q1/Q2 2020 Note Amortization Payment divided by 80% of the lowest VWAP (as defined in the Q1/Q2 2020 Notes) during the five Trading Day (as defined in the applicable Q1/Q2 2020 Note) period prior to the due date of such Q1/Q2 2020 Note Amortization Payment.

The Q1/Q2 2020 Notes may be prepaid, provided that certain Equity Conditions, as defined in the Q1/Q2 2020 Notes, have been met (or any such failure to meet the Equity Conditions has been waived): (i) from each Q1/Q2 2020 Note’s respective original issuance date until and through the day that falls on the third month anniversary of such original issue date (each a “Q1/Q2 2020 Note 3 Month Anniversary”) at an amount equal to 105% of the aggregate of the outstanding principal balance of the Q1/Q2 2020 Note and accrued and unpaid interest, and (ii) after the applicable Q1/Q2 2020 Note 3 Month Anniversary at an amount equal to 115% of the aggregate of the outstanding principal balance of the Q1/Q2 2020 Note and accrued and unpaid interest. In the event that the Company closes a Public Offering, each holder may elect to: (x) have its principal and accrued interest prepaid directly from the proceeds of the Public Offering at the prices set forth above, (y) exchange its Q1/Q2 2020 Note at the closing of the Public Offering for the securities being issued in the Public Offering at the Public Offering prices based upon the outstanding principal, accrued interest and other charges, or (z) continue to hold its Q1/Q2 2020 Note(s). Except for a Public Offering and Q1/Q2 2020 Note Amortization Payments, in order to prepay a Q1/Q2 2020 Note, the Company must provide at least 30 days’ prior written notice to the holder thereof, during which time the holder may convert its Q1/Q2 2020 Note in whole or in part at the applicable conversion price. The Q1/Q2 2020 Note Amortization Payments were prepayments and were subject to prepayment penalties equal to 115% of the Q1/Q2 2020 Note Amortization Payment.

In the event the Company consummates a Public Offering while the Q1/Q2 2020 Notes are outstanding, then 25% of the net proceeds of such offering will, within two business days of the closing of such Public Offering, be applied to reduce the outstanding obligations pursuant to the Q1/Q2 2020 Notes. As the Equity Conditions have not been met, through March 31, 2021 and the date hereof, the Company has not prepaid any the Q1/Q2 2020 Notes, in whole or in part.

From the original issue date of a Q1/Q2 2020 Note until such Q1/Q2 2020 Note is no longer outstanding, such Q1/Q2 2020 Note is convertible, in whole or in part, at any time, and from time to time, into shares of Common Stock at the option of the holder. The “Conversion Price” in effect on any Conversion Date (as defined in the Q1/Q2 2020 Notes) means, as of any date of determination, $0.40 per share, subject to adjustment as provided therein and summarized below. If an Event of Default (as defined in the Q1/Q2 2020 Notes) has occurred, regardless of whether it has been cured or remains ongoing, the Q1/Q2 2020 Notes are convertible at the lower of: (i) $0.40 and (ii) 70% of the second lowest closing price of the common stock as reported on the Trading Market (as defined in the Q1/Q2 2020 Notes) during the 20 consecutive Trading Day (as defined in the Q1/Q2 2020 Notes) period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable notice of conversion. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the number of shares of Common Stock outstanding.

16

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

In the third fiscal quarter of 2020, the great majority of principal amount of Q1/Q2 2020 Notes was exchanged for Common Stock at the conversion price that applied if an Event of Default occurred. It is the Company’s position (and it was the Company’s intent at issuance) that, to the extent the Q1/Q2 2020 Notes were converted for Common Stock at the advantageous conversion price applicable to post-Events of Default, the Q1/Q2 Notes are not also entitled to receive the Mandatory Default Payment (as defined in the Q1/Q2 2020 Notes) of 130% of principal amount. During 2020, since a note holder could conceivably disagree with the Company’s position in this regard, the Company has decided, out of an abundance of caution and despite its confidence that its construction of the Q1/Q2 2020 Notes is the only correct one, to accrue a reserve as if a note holder were entitled both to convert its Q1/Q2 Notes at the advantageous conversion price applicable to post-Events of Default and to receive the Mandatory Default Payment of 130% on the entire original principal amount of Q1/Q2 2020 Notes.

During the three months ended June 30, 2021, the Company and each investor entered into a letter agreement whereby the investor waived its right to any Mandatory Default Payment. Accordingly, during the three months ended June 30, 2021, the Company reversed the accrued Mandatory Penalty amount due of $664,400 and recorded a gain on debt extinguishment of $664,400. Additionally, during the three months ended June 30, 2021, the Company issued 28,358,841 shares of its common stock upon the conversion of all remaining principal and interest balances due aggregating $277,916. Hence, as of September 30, 2021, convertible notes payable and default interest due related to the Q1/Q2 2020 Notes amounted to $0. On December 31, 2020, on the same construction of the Q1/Q2 Notes, convertible notes payable and default interest due related to the Q1/Q2 2020 Notes amounted to $717,852, which consists of $801,400 of principal and default penalty balances due and is net of unamortized debt discount of $83,548.

April 20, 2020 convertible debt

On April 20, 2020, the Company issued and sold to an investor a convertible promissory note in the principal amount of $456,500 (the “April 20 Note”). The April 20 Note contained a 10% original issue discount amounting to $41,500 for a purchase price of $415,000. The Company did not receive any proceeds from the April 20 Note because the investor converted previous notes and accrued interest due to him in the amount of $195,000 into the April 20 Note. In connection with the conversion of notes payable to the April 20 Note, the Company recorded a loss from debt extinguishment of $220,000. The April 20 Note initially bore interest at 6% per annum and becomes due and payable on April 20, 2022 (the “April 20 Note Maturity Date”). During the existence of an Event of Default (as defined in the April 20 Note), which includes, amongst other events, any default in the payment of principal and interest payment (including any April 20 Note Amortization Payments) under any note or any other indebtedness, interest accrues at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. Commencing on the thirteenth month anniversary of the April 20 Note, monthly payments of interest and monthly principal payments, based on a 12-month amortization schedule, will be due and payable (each, an “April 20 Note Amortization Payment”), until the April 20 Note Maturity Date, at which time all outstanding principal, accrued and unpaid interest and all other amounts due and payable under the April 20 Note will be immediately due and payable. The April 20 Note Amortization Payments will be made in cash unless the investor payment in the Company’s common stock in lieu of a cash payment (each, an “April 20 Note Stock Payment”). If the investor requests an April 20 Note Stock Payment, the number of shares of common stock issued will be based on the amount of the applicable April 20 Note Amortization Payment divided by 80% of the lowest VWAP (as defined in the April 20 Note) during the five Trading Day (as defined in the April 20 Note) period prior to the due date of the April 20 Note Amortization Payment.

The April 20 Note may be prepaid, provided that certain Equity Conditions, as defined in the April 20 Note, have been met (or any such failure to meet the Equity Conditions has been waived): (i) from April 20, 2020 until and through July 20, 2020 at an amount equal to 105% of the aggregate of the outstanding principal balance of the April 20 Note and accrued and unpaid interest, and (ii) after July 20, 2020 at an amount equal to 115% of the aggregate of the outstanding principal balance of the April 20 Note and accrued and unpaid interest. In the event that the Company closes a Public Offering, the holder may elect to: (x) have its principal and accrued interest prepaid directly from the proceeds of the Public Offering at the prices set forth above, (y) exchange its April 20 Note at the closing of the Public Offering for the securities being issued in the Public Offering at the Public Offering prices based upon the outstanding principal, accrued interest and other charges, or (z) continue to hold the April 20 Note. Except for a Public Offering and April 20 Note Amortization Payments, in order to prepay the April 20 Note, the Company must provide at least 30 days’ prior written notice to the holder, during which time the holder may convert the April 20 Note in whole or in part at the then applicable conversion price. For avoidance of doubt, the April 20 Note Amortization Payments will be prepayments and are subject to prepayment penalties equal to 115% of the April 20 Note Amortization Payment. In the event the Company consummates a Public Offering while the April 20 Note is outstanding, then 25% of the net proceeds of such offering will, within two business days of the closing of such Public Offering, be applied to reduce the outstanding obligations pursuant to the April 20 Note.

17

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Until the April 20 Note is no longer outstanding, it is convertible, in whole or in part, at any time, and from time to time, into shares of common stock at the option of the investor. The “Conversion Price” in effect on any Conversion Date (as defined in the April 20 Note) means, as of any Conversion Date or other date of determination, the lower of: (i) $0.40 and (ii) 70% of the second lowest closing price of the common stock as reported on the Trading Market (as defined in the April 20 Note) during the 20 consecutive Trading Day (as defined in the April 20 Note) period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable notice of conversion. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock.

The April 20 Note includes a down-round provision under which the April 20 Note conversion price could be affected, by future equity offerings undertaken by the Company. During the year ended December 31, 2020, down-provisions were triggered. Since these instruments contained embedded derivatives, the trigger only effected the quantity and valuation of derivative liabilities and there was no other accounting effect.

During the three months ended June 30, 2021, the Company issued 15,923,322 shares of its common stock upon the conversion of all remaining principal and interest balances due aggregating $95,540. Hence, as of September 30, 2021, convertible notes payable and default interest due related to the April 20 Note amounted to $0. On December 31, 2020, convertible notes payable related to the April 20 Note amounted to $69,300, which consists of $69,300 of default penalty balance due.

Other convertible debt

As discussed in Note 10, on August 28, 2020, a note payable with a principal balance due of $185,000 was cancelled and a new convertible note was entered into with a principal balance of $185,000. This new convertible note bears no interest and is payable in monthly payments of $7,500 commencing on September 1, 2020 until paid in full. The Holder shall have the right, at Holder’s option, at any time prior to the close of business five or more days prior to a payment of principal and interest, to convert any of such Holder’s Note, in whole or in part (in denominations of $20.000 or multiples of it), into that number of shares of common stock of the Company at the conversion price equal to the lowest closing price of the Company’s common stock on the OTC Market during the ten trading days ending the business day before the date of conversion. During the year ended December 31, 2020, the Company repaid $15,000 of this convertible note. On December 31, 2020, convertible notes payable related to this Note amounted to $170,000. In January 2021, the Company issued 15,454,546 shares of its common stock upon conversion of this convertible note and accordingly, as of September 30, 2021, the convertible note balance is $0.

Summary of derivative liabilities

During the nine months ended September 30, 2021 and 2020, due to the non-payment of amortization payments due, substantially all convertible notes were deemed in default. Since the default principal due is convertible at the same default terms contained in the related convertible notes, the Company determined that various terms of the convertible notes discussed above caused derivative treatment of the embedded conversion options related to the principal and default principal due. Accordingly, under the provisions of ASC 815-40 - Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option related to the principal and default principal due were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion option derivatives related to the principal balance default principal due was determined using the Binomial valuation model. At the end of each period and on the date that debt is converted into common shares, the Company revalues the embedded conversion option derivative liabilities.

As discussed above, the Company issued debt that consists of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock, default provisions and payment of amortization payments in stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of each promissory note is indeterminate. Due to the fact that the number of shares of common stock issuable may exceed the Company’s authorized share limit, effective January 30, 2020, the equity environment was tainted, and all convertible debentures and warrants were included in the value of the derivative. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion option and warrants and shares to be issued were recorded as derivative liabilities. On January 30, 2020, the Company evaluated all outstanding warrants to determine whether these instruments are tainted and, due to reasons discussed above, all warrants outstanding were considered tainted. Accordingly, the Company recorded a reclassification from paid-in capital to derivative liabilities of $11,381,885 for warrants becoming tainted. On January 30, 2020, the fair value of the warrants to be reclassified to derivative liabilities was determined using the Binomial valuation model.

18

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

In connection with the issuance of the Q1/Q2 2020 Notes and the warrants issued in February, March and April 2020, the Company determined that various terms of the Q1/Q2 2020 Notes and Q1/Q2 2020 Warrants, including the default provisions in the Q1/Q2 2020 Notes discussed above, caused derivative treatment of the embedded conversion options and warrants. Accordingly, under the provisions of ASC 815-40 - Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the Q1/Q2 2020 Notes and certain warrants were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion option derivatives and warrants was determined using the Binomial valuation model.

In connection with the issuance of the April 20 Note, the Company determined that various terms of the April 20 Note, including the default provisions in the April 20 Note discussed above, caused derivative treatment of the embedded conversion options and warrants. Accordingly, under the provisions of ASC 815-40 - Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the April 20 Note were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion option derivative was determined using the Binomial valuation model. At the end of each period and on the date that the April 20 Note are converted into common shares, the Company revalues the embedded conversion option derivative liabilities.

During the nine months ended September 30, 2021 and 2020, the fair value of the derivative liabilities, warrants and conversion option was estimated using the Binomial valuation model with the following assumptions:

	2021	2020
Expected dividend rate	-	-
Expected term (in years)	0.75 to 5.00	1.00 to 5.00
Volatility	169.7% to 367.0%	154.2% to 370.0%
Risk-free interest rate	0.04% to 0.87%	0.12% to 1.62%

On September 30, 2021 and December 31, 2020, convertible promissory notes are as follows:

	September 30, 2021	December 31, 2020
Principal and default penalty amount	$-	$1,062,764
Less: unamortized debt discount	-	(83,548)
Convertible notes payable, net	-	979,216
Less: current portion of convertible notes payable	-	(979,216)
Convertible notes payable, net – long-term	$-	$-

On December 31, 2020, the principal and default penalty amount due of $1,062,764 consisted of promissory note principal balances due of $351,000 and default penalty amounts due of $711,764.

For the nine months ended September 30, 2021 and 2020, amortization of debt discounts related to convertible notes amounted to $83,548 and $4,058,842, respectively, which has been included in interest expense on the accompanying condensed consolidated statements of operations.

NOTE 8 – NOTES PAYABLE

Promissory notes

On January 15, 2021, in connection with the acquisition of DDTI, the Company issued a promissory note in the amount of $400,000. The principal amount of $400,000 is payable in four installments of $100,000 plus accrued interest as follows: $100,000 plus accrued interest was due and paid on April 15, 2021, $100,000 plus accrued interest was due and paid on July 15, 2021, $100,000 plus accrued interest is due on October 15, 2021 and $100,000 plus all remaining accrued interest is due on January 15, 2022. Interest accrues at 4% per annum. On September 30, 2021, the liability related to this note was $200,000.

19

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On March 24, 2021, in connection with the acquisition of Cougar Express, the Company issued a promissory note in the amount of $350,000. The principal amount of $350,000 is payable in two installments of $175,000 plus accrued interest as follows: $175,000 plus accrued interest was due and paid on September 23, 2021 and $175,000 plus all remaining accrued interest is due on March 23, 2022. Interest accrues at 6% per annum. On September 30, 2021, the liability related to this note was $175,000.

Equipment and auto notes payable

In November 2019, the Company entered into a promissory note for the purchase of five trucks in the amount of $460,510. The note is due in sixty monthly installments of $9,304. The first payment was paid in December 2019 and the remaining fifty-nine payments are due monthly commencing on January 27, 2020. The note is secured by the trucks and is personally guaranteed by the Company’s chief executive officer. On September 30, 2021 and December 31, 2020, equipment note payable to this entity amounted to $325,102 and $375,422, respectively.

In connection with the acquisition of DDTI, the Company assumed several truck notes payable liabilities due to entities. On September 30, 2021, truck notes payable to these entities amounted to $79,526.

In connection with the acquisition of Cougar Express, the Company assumed several equipment notes payable liabilities due to entities. On September 30, 2021, equipment notes payable to these entities amounted to $6,257.

Paycheck Protection Program Promissory Note

During 2020, prior to the acquisition of Cougar Express by the Company, Cougar Express entered into a Paycheck Protection Program promissory note (the “Cougar PPP Loan”) in the amount of $622,240 under the SBA Paycheck Protection Program of the CARES Act. Pursuant to the Cougar Stock Purchase Agreement, the Company did not assume and shall not be responsible to pay the Cougar PPP loan. The prior shareholder of Cougar Express agreed to indemnify and hold the Buyer (and its directors, officers, employees and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and expenses of counsel (collectively, the “Losses”), related to or arising directly or indirectly out of, among other items, any claim that any portion or all of the Cougar PPP loan secured by Cougar Express is to be repaid to the lender. Since the Cougar PPP Loan was not forgiven as of March 31, 2021, the Company has reflected the Cougar PPP loan of $622,240 as outstanding on March 31, 2021 and the Company recorded a note receivable of $622,240 which was due from the prior shareholder of Cougar Express if the Cougar PPP Loan is not forgiven. Cougar Express filed for forgiveness of this loan and on June 10, 2021, Cougar Express received a Notice of Paycheck Protection Program Forgiveness Payment from the SBA. Accordingly, the note payable and related note receivable were reversed and no gain or loss was recorded.

Line of credit

The Company’s subsidiary, Cougar Express, maintains a $5,000 line of credit with the bank. The line of credit bears interest (20.0% on September 30, 2021) and is payable of demand. On September 30, 2021, principal amount outstanding under the line of credit amounted to $4,888.

On September 30, 2021 and 2020, notes payable consisted of the following:

	September 30, 2021	December 31, 2020
Principal amounts	$790,773	$375,422
Less: current portion of notes payable	(511,788)	(85,207)
Notes payable – long-term	$278,985	$290,215

For the nine months ended September 30, 2021 and 2020, amortization of debt discounts related to notes payable amounted to $0 and $605,763, respectively, which has been included in interest expense on the accompanying condensed consolidated statements of operations.

20

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 9– STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock

Series B preferred shares

In August 2019, the Company designated Series B Preferred Shares consisting of 1,700,000 shares with a par value of $0.001 and a stated value of $0.001. The Series B preferred shares have no voting rights and are not redeemable. Each share of Series B Preferred stock is convertible into one share of common stock at the option of the holder subject to beneficial ownership limitation.

On August 16, 2019, the Company issued 1,000,000 Series B preferred shares for services rendered to the former member of Prime EFS who was considered a related party. On July 24, 2020, the Company issued 1,000,000 shares of its common stock upon conversion of 1,000,000 shares of Series B Preferred shares.

On August 16, 2019, the Company issued 700,000 shares of Series B Preferred shares upon settlement of 700,000 shares of issuable common shares.

Series D preferred shares

The Board of Directors (the “Board”) created the Series D pursuant to the authority vested in the Board by the Company’s Amended and Restated Articles of Incorporation to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share. The Company’s Amended and Restated Articles of Incorporation explicitly authorize the Board to issue any or all of such shares of preferred stock in one (1) or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

On July 20, 2020, the Board filed the Certificate of Designation of Preferences (“COD”), Rights and Limitations of Series D Preferred Stock (the “Series D COD”) with the Secretary of State of the State of Nevada designating 1,250,000 shares of preferred stock as Series D. The Series D does not have the right to vote. The Series D has a stated value of $6.00 per share (the “Stated Value”). Subject only to the liquidation rights of the holders of Series B Preferred Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the Series D is entitled to receive an amount per share equal to the Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of common stock on an as-converted to common stock basis. Until July 20, 2021, the holders of Series D have the right to participate, pro rata, in each subsequent financing in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series D is convertible into 1,000 shares of common stock. A holder of Series D may not convert any shares of Series D into common stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Series D COD. However, upon notice from the holder to the Company, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series D COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Approval of at least a majority of the outstanding Series D is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series D, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series D in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series D; (c) issue any Series D, other than to the Investors; or (d) without limiting any provision hereunder, whether or not prohibited by the terms of the Series D, circumvent a right of the Series D.

21

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On July 20, 2020 and July 22, 2020, the Company entered Exchange Agreements with two Investors to exchange outstanding August 2019 Notes and August 2019 Warrants for a newly created series of preferred stock designated the Series D Convertible Preferred Stock. Pursuant to the Exchange Agreements, the Investors exchanged August 2019 Notes with an aggregate remaining principal amount outstanding of $500,184, accrued interest payable of $85,827, and Warrants to purchase 423,159,293 shares of Common Stock for 522,726 shares of Series D (the “Exchange”). The Series D shares issued in the exchange had an equivalent fair value as if the investors had converted their debt to common stock at the contractual rate in the convertible notes and therefore, there was no gain or loss on the exchange. In connection with the issuance of the Series D shares, the Company recorded a loss on debt extinguishment of $239,678 which is associated with the fair market value of the excess shares issued upon conversion of other settlement amounts.

During the period from July 1, 2020 to December 31, 2020, the Company issued 522,726,000 shares of its common stock in connection with the conversion of 522,726 shares of Series D. The conversion ratio was 1,000 shares of common stock for each share of Series D based on the Series D COD. Accordingly, as of September 30, 2021 and December 31, 2020, no shares of Series D were outstanding.

These Series D preferred share issuances which were not redeemable were evaluated to determine whether temporary or permanent equity classification on the consolidated balance sheet was appropriate. As per the terms of the Series D preferred stock agreements, Series D preferred stock was not redeemable. As such, since Series D preferred stock was not redeemable, the Series D preferred stock was classified as permanent equity. The Company also concluded that the conversion rights under the Series D Preferred Stock were clearly and closely related to the equity host instrument. Accordingly, the conversion rights feature on the Series D Preferred Stock were not considered an embedded derivative that required bifurcation.

Series E preferred shares

To consummate the Series E Offering, the Company’s Board of Directors (the “Board”) created the Series E Convertible Preferred Stock (the “Series E”) pursuant to the authority vested in the Board by the Company’s Amended and Restated Articles of Incorporation to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, of which 7,049,999 are unissued and undesignated. The Company’s Amended and Restated Articles of Incorporation explicitly authorize the Board to issue any or all of such shares of preferred stock in one (1) or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

On October 6, 2020, the Board filed the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E COD”) with the Secretary of State of the State of Nevada designating 562,250 shares of preferred stock as Series E. On December 28, 2020, the Board filed an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Amended Series E COD”) with the Secretary of State of the State of Nevada. The Series E has a stated value of $13.34 per share (the “Stated Value”). Pursuant with the Amended Series E COD,

●	Each holder of Series E has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E held by such holder are convertible as of the applicable record date.

●	Unless prohibited by Nevada law governing distributions to stockholders, for a period of one-year beginning with the Original Issuance Date, as defined, the Corporation shall have the right but not the obligation to redeem all outstanding Series E (and not any part of the Series E) at a price equal to 115% of (i) the Stated Value per share plus (ii) all unpaid dividends thereon. If the Company fails to redeem all outstanding Series E on the redemption date, it shall be deemed to have waived its redemption right.

Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series E shall be convertible into that number of shares of Common Stock calculated by dividing the Stated Value of each share of Series E being converted by the Conversion Price. The initial Conversion Price shall be $0.01 which shall be subject to adjustment as provided below. In addition, the Company shall issue the Holder converting all or any portion of Series E an additional sum (the “Make Good Amount”) equal to $210 for each $1,000 of Stated Value of the Series E converted pro-rated for amounts more or less than $1,000, increasing to $310 for each $1,000 of Stated Value during the Triggering Event Period (the “Extra Amount”). Subject to the Beneficial Ownership Limitation, the Make Good Amount shall be paid in Shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of 80% times the average VWAP for the five Trading Days prior to the date a Holder delivered a notice of conversion to the Company (the “Conversion Date”). During the Triggering Event Period, the number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of 70% times the average VWAP for the five Trading Days prior to the Conversion Date.

22

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Subject to the Beneficial Ownership Limitation, at any time during the period commencing on the date of the occurrence of a Triggering Event and ending on the date of the cure of such Triggering Event (the “Triggering Event Period”), a Holder may, at such Holder’s option, by delivery of a conversion notice to the Company to convert all, or any number of Series E (such conversion amount of the Series E to be converted pursuant to this Section 6(b) (the “Triggering Event Conversion Amount”), into shares of Common Stock at the Triggering Event Conversion Price. The “Triggering Event Conversion Amount” means 125% of the Stated Value and the “Triggering Event Conversion Price” means $0.006.

Triggering events include, but are not limited to, (1) failure to satisfy Rule 144 current public information requirements; (2) ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or failing to comply with the reporting requirements of a reporting company under the Exchange Act; (3) suspension from or termination of trading; (4) failure to reserve sufficient shares of Common Stock (after cure periods and subject to certain extensions); (5) various insolvency proceedings (subject to certain carveouts); (6) material breach of the Series E Offering transaction documents; and (7) failure to comply with conversion of any Series E shares when requested by the holder thereof.

If and whenever on or after the Initial Issuance Date but not after two years from the Original Issuance Date, the Company issues or sells, or is deemed to have issued or sold, additional shares of common stock, options, warrants of convertible instruments, other than an Exempt Issuance, for a consideration per share (the “Base Share Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is reflected to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion price then in effect shall be reduced to an amount equal to the Base Share Price.

From and after the Original Issuance Date, cumulative dividends on each share of Series E shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 6% per annum based on a 360-day year on the Stated Value plus all unpaid accrued and accumulated dividends thereon. During the nine months ended September 30, 2021, the Company accrued dividends of $125,276 which has been included in accrued expenses on the accompanying condensed consolidated balance sheet.

On a pari passu basis with the holders of Series D Convertible Preferred Stock that was issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the Series E is entitled to receive an amount per share equal to the Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis. Until the date that such Series E shareholder no longer owns at least 50% of the Series E, the holders of Series E have the right to participate, pro rata, in each subsequent financing in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

A holder of Series E may not convert any shares of Series E into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Series E COD. However, upon notice from the holder to the Company, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Amended Series E COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Approval of at least a majority of the outstanding Series E is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, but the creation of a new security having rights, preferences or privileges senior to or on parity with the Series E in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series E; (c) issue any Series D Convertible Preferred Stock, (d) issue any Series E in excess of 562,250 or (e) without limiting any provision under the Series E COD, whether or not prohibited by the terms of the Series E, circumvent a right of the Series E.

23

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On October 8, 2020, the Company entered into a Securities Purchase Agreement with the investors party thereto (collectively the “Investors”) pursuant to which the Investors agreed to purchase units, severally and not jointly, which consisted of an aggregate of (i) 47,977 shares of Series E Convertible Preferred Stock (the “Series E”) and (ii) warrants (the “Warrants”) to purchase 23,988,500 shares of the Company’s common stock which are equal to 50% of the shares of common stock issuable upon conversion of the Series E if the Series E were converted on October 8, 2020 (the “October 2020 Series E Offering”). The gross proceeds to the Company were $640,000, or $13.34 per unit which is the stated value of each Series E share. The Company paid fees of $35,000 and received net proceeds of $605,000. The initial exercise price of the Warrants related to the October 2020 Series E Offering is $0.04 per share, subject to adjustment. Due to down-round provisions in the Warrants, the number of warrants was increased from 23,988,500 warrants to 95,954,000 warrants, and the exercise price was reduced to $0.01 per share.

On December 28, 2020 and December 30, 2020, the Company entered into Securities Purchase Agreements with investors pursuant to which the Investors agreed to purchase units, severally and not jointly, which consisted of an aggregate of (i) 57,400 shares of Series E and (ii) Warrants to purchase 76,571,429 shares of the Company’s common stock which are equal to 1,334 warrants for each for each share of Series E purchased (the “December 2020 Series E Offering”). The gross proceeds to the Company were $670,000, or $11.67 per unit. The Company paid fees of $112,000 and received net proceeds of $558,000. The initial exercise price of the Warrants related to the December 2020 Series E Offering is $0.01 per share, subject to adjustment. In connection with the issuance of the Series E and related warrants, the Company recorded a deemed dividend of $527,230 related to the beneficial conversion features of the Series E.

During the three months ended March 31, 2021, the Company entered into Securities Purchase Agreements with investors pursuant to which the Investors agreed to purchase units, severally and not jointly, which consisted of an aggregate of (i) 310,992 shares of Series E and (ii) Warrants to purchase 414,857,146 shares of the Company’s common stock which are equal to 1,334 warrants for each for each share of Series E purchased (the “Q1 2021 Series E Offering”). The gross proceeds to the Company were $3,630,000, or $11.67 per unit. The Company paid fees of $372,000 and received net proceeds of $3,258,000. The initial exercise price of the Warrants related to the Q1 2021 Series E Offering is $0.01 per share, subject to adjustment. Additionally, the Company issued 82,971,429 warrants to the placement agent at an initial exercise price of $0.01 per share. In connection with the issuance of the Series E and related warrants, during the three months ended March 31, 2021, the Company recorded a deemed dividend of $777,510 related to the beneficial conversion features of the Series E.

During April 2021, the Company entered into Securities Purchase Agreements with investors pursuant to which the Investors agreed to purchase units, severally and not jointly, which consisted of an aggregate of (i) 32,126 shares of Series E and (ii) Warrants to purchase 42,857,143 shares of the Company’s common stock which are equal to 1,334 warrants for each for each share of Series E purchased (the “April 2021 Series E Offering”). The gross proceeds to the Company were $375,000, or $11.67 per unit. The Company paid fees of $42,500 and received net proceeds of $332,500. The initial exercise price of the Warrants related to the April 2021 Series E Offering is $0.01 per share, subject to adjustment. Additionally, the Company issued 8,571,429 warrants to the placement agent at an initial exercise price of $0.01 per share. In connection with the issuance of the Series E and related warrants, on April 9, 2021, the Company recorded a deemed dividend of $104,533 related to the beneficial conversion features of the Series E.

In connection with the Series E Offerings, the Company entered into Registration Rights Agreements (the “Series E Registration Rights Agreements”) pursuant to which the Company agreed to file a registration statement on Form S-1 to register the resale of the shares of Common Stock issuable to the Investors upon conversion of the Series E Preferred Stock and exercise of the Warrants. Pursuant to the Series E Registration Rights Agreements, if a registration statement registering for resale all of the shares of common stock issuable under Series E Convertible Preferred Stock and Warrants (i) is not filed with the Commission by the Company within 30 days of the closing dates or any other registration statement, (ii) is not declared effective by the Commission by the Effectiveness Date of the initial registration statement (90 days following the closing date) or any other registration statement, or (iii) after the effective date of a registration statement, such registration statement ceases for any reason to remain continuously effective as to all registrable securities included in such registration statement for more than 30 calendar days during any 12-month period (any such failure or breach being referred to as an “Event”, and the date on which such Event occurs, being referred to as “Event Date”), then, in addition to any other rights the Holders may have under the Series E Registration Rights Agreements or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company is obligated to pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the purchase price paid by such Holder pursuant to the Series E Purchase Agreement, during which such Event continues uncured. Also pursuant to the Series E Registration Rights Agreements, the partial liquidated damages provisions summarized above apply on a daily pro rata basis for any portion of a month prior to the cure of an Event. The Company did not file its initial registration statement within 30 days of the closing date of certain of the Registration Rights Agreements (the “Filing Events”) and such registration statement was not declared effective by the Commission by the Effectiveness Date of certain of the Registration Rights Agreements (the “Effectiveness Events”). The Company filed a registration statement on Form S-1 for the shares of Common Stock issuable to the Investors upon conversion of the Series E Preferred Stock and exercise of the Warrants (the “S-1 Registration Statement”) on April 22, 2021 (the “Filing Date”), which was declared effective by the Commission on May 5, 2021 (the “Effective Date”). The filing of the S-1 Registration Statement cured the Filing Events as of the Filing Date. The declaration of effectiveness of the S-1 Registration Statement cured the Effectiveness Events as of the Effective Date.

24

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

These Series E preferred share issuances with redemption provisions that permit the issuer to settle in either cash or common stock, at the option of the issuer, were evaluated to determine whether temporary or permanent equity classification on the consolidated balance sheet was appropriate. As per the terms of the Series E preferred stock agreements, the Company shall have the right but not the obligation to redeem all outstanding Series E (and not any part of the Series E) at a price equal to 115% of (i) the Stated Value per share plus (ii) all unpaid dividends thereon. As such, since Series E preferred stock is redeemable upon the occurrence of an event that is within the Company’s control, the Series E preferred stock is classified as permanent equity.

The Company concluded that the Series E Preferred Stock represented an equity host and, therefore, the redemption feature of the Series E Preferred Stock was considered to be clearly and closely related to the associated equity host instrument. The redemption features did not meet the net settlement criteria of a derivative and, therefore, were not considered embedded derivatives that required bifurcation. The Company also concluded that the conversion rights under the Series E Preferred Stock were clearly and closely related to the equity host instrument. Accordingly, the conversion rights feature on the Series E Preferred Stock were not considered an embedded derivative that required bifurcation.

On December 8, 2020 the Company entered into an Engagement Agreement (the “Engagement Agreement”) with a placement agent to act as an exclusive selling/placement agent for the Company to assist in a financing for the Company. In connection with the engagement letter, the Company agreed to pay to the placement agent at each full or incremental closing of any equity financing, convertible debt financing, debt conversion or any instrument convertible or exercisable into the Company’s common stock (the “Securities Financing”) during the Exclusive Period which is for a period of 90 days from the date of execution of this Letter Agreement; (i) a cash transaction fee in the amount of 10% of the amount of the Securities Financing; and (ii) warrants (the “Warrants”) with a 5 year term and cashless exercise, equal to 10% of the amount of securities sold (on an as converted basis) in the Securities Financing, at an exercise price equal to the investor’s warrant exercise price of the Securities Financing. In connection with this Engagement Agreement, through December 31, 2020, the Company paid the placement agent cash of $67,000 and issued 15,314,285 warrants to the placement agent at an initial exercise price of $0.01 per share. Additionally, during the nine months ended September 30, 2021, the Company paid the placement agent cash of $385,500 and issued 91,542,858 warrants to the placement agent at an initial exercise price of $0.01 per share. The cash fee of $400,500 was charged against the proceeds of the offering in additional paid-in capital and there is no effect on equity for the placement agent warrants.

During the three months ended June 30, 2021, the Company issued 571,296,287 shares of its common stock in connection with the conversion of 340,346 shares of Series E. The conversion ratio was based on the Series E certificate of designation, as amended.

During the three months ended September 30, 2021, the Company issued 25,725,519 shares of its common stock in connection with the conversion of 17,135 shares of Series E. The conversion ratio was based on the Series E certificate of designation, as amended.

Series F preferred share

Pursuant to the terms of the Securities Purchase Agreements entered in connection with the Series E Offering by and among the Company and the investors named therein (the “Series E Investors”), the Company is required to keep reserved for issuance to the Series E Investors three times the number of shares of common stock issuable to the Series E Investors upon conversion or exercise, as applicable, of convertible notes and warrants held by the Series E Investors (the “Series E Reserve Requirement”). If the Company fails to meet the Series E Reserve Requirement within 45 days after written notice from a Series E Investor, the Company must, inter alia, sell to Company’s chief executive officer (or such other officer as the board of directors may designate) a series of preferred stock which holds voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Company’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting) for the sole purpose of amending the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock that the Company is authorized to issue, which such preferred stock will be automatically cancelled upon the effectiveness of the resulting increase in the Company’s authorized stock.

On February 22, 2021, the Company sold to John Mercadante, for $10, one share of Series F Preferred Stock which has voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Company’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting) for the sole purpose of amending the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock that the Company is authorized to issue. Upon the effectiveness of the amendment on April 15, 2021, the Series F Preferred Stock was automatically cancelled. The Series F Preferred Stock was not entitled to vote on any other matter, was not entitled to dividends, was not convertible into any other security of the Company and was not entitled to any distributions upon liquidation of the Company.

25

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Common stock

On February 23, 2021, stockholders holding at least 51% of the voting power of the stock of the Company entitled to vote thereon consented, in writing, to amend the Company’s Amended and Restated Articles of Incorporation, by adoption of the Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company to authorize an increase of the number of shares of common stock that the Company may issue to 10,000,000,000 shares, par value $0.001 (the “2021 Amendment”). The increase in the number of authorized shares was needed to meet the share reserve requirements under the Series E.

The Company filed a preliminary information statement on Schedule 14C regarding the stockholders’ consent to the Authorized Share Increase Amendment with the SEC on March 3, 2021. This consent was sufficient to approve the 2021 Amendment under Nevada law. The Company filed a definitive information statement on Schedule 14C on March 15, 2021 and first mailed that information statement to stockholders on March 15, 2021.

Shares issued in connection with conversion of convertible debt and interest

During the six months ended June 30, 2020, the Company issued 417,863,999 shares of its common stock upon the partial conversion of a convertible note which had bifurcated embedded conversion option derivatives including the conversion of principal and default interest balances due of $2,844,979, accrued interest payable due of $218,600, and fees of $8,180, at the contractual conversion price. The Company accounted for the partial conversion of these convertible notes pursuant to the guidance of ASC 470-20, Debt with Conversion and Other Options. Under ASC 470-20, the Company recognized an aggregate loss on debt extinguishment upon conversion in the amount of $15,704,425 which is associated with the difference between the fair market value of the shares issued upon conversion and the amount of principal balances converted at the conversion price.

During the three months ended September 30, 2020, the Company issued 477,682,407 shares of its common stock in connection with the conversion of convertible notes payable and default interest of $4,215,651, accrued interest of $82,852, and fees of $900. The conversion price was based on contractual terms of the related debt. In connection with the issuance of these shares, the Company recorded a loss on debt extinguishment of $512,366 which is associated with the fair market value of the excess shares issued upon conversion of the principal balances converted at the conversion price.

On January 11, 2021, the Company issued 15,454,545 shares of its common stock in connection with the conversion of a convertible note payable of $170,000. The conversion price was based on contractual terms of the related debt.

During the three months ended June 30, 2021, the Company and each Q1/Q2 2020 Note investor entered into a letter agreement whereby the investor waived its right to any Mandatory Default Payment. Accordingly, during the three months ended June 30, 2021, the Company reversed the accrued Mandatory Penalty amount due of $664,400 and recorded a gain on debt extinguishment of $664,400. Additionally, during the three months ended June 30, 2021, the Company issued 28,358,841 shares of its common stock upon the conversion of all remaining Q1/Q2 2020 Note principal and interest balances due aggregating $277,916.

During the three months ended June 30, 2021, the Company issued 15,923,322 shares of its common stock upon the conversion of all remaining April 20 Note principal and interest balances due aggregating $95,540. The Company accounted for the conversion of these convertible notes pursuant to the guidance of ASC 470-20, Debt with Conversion and Other Options. Under ASC 470-20, the Company recognized an aggregate loss on debt extinguishment upon conversion in the amount of $143,872 which is associated with the difference between the fair market value of the shares issued upon conversion and the conversion price and is equal to the fair value of the shares of common stock transferred upon conversion.

Shares issued in connection with conversion of Series E preferred shares

During the three months ended June 30, 2021, the Company issued 571,296,287 shares of its common stock in connection with the conversion of 340,346 shares of Series E. The conversion ratio was based on the Series E certificate of designation, as amended.

During the three months ended September 30, 2021, the Company issued 25,725,519 shares of its common stock in connection with the conversion of 17,135 shares of Series E. The conversion ratio was based on the Series E certificate of designation, as amended.

26

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Shares issued upon exercise of warrants

During the six months ended June 30, 2020, the Company issued 70,203,889 shares of its common stock in connection with the cashless exercise of warrants. The exercise price was based on contractual terms of the related warrant.

During the three months ended September 30, 2020, the Company issued 85,710,419 shares of its common stock in connection with the cashless exercise of 83,662,448 warrants. The exercise price was based on contractual terms of the related warrant. In connection with the cashless exercise of warrants, the Company recorded a loss on debt extinguishment of $237,664 which is associated with the fair market value of the excess common shares issued upon the cashless exercise of warrants over the number of shares issuable using the warrant exercise price.

During the three months ended June 30, 2021, the Company issued 52,482,141 shares of its common stock in connection with the cashless exercise of 98,557,429 warrants. The exercise price was based on contractual terms of the related warrant.

In May and June 2021, the Company issued 68,571,429 shares of its common stock and received proceeds of $685,714 from the exercise of 68,571,429 warrants at $0.01 per share.

During the three months ended September 30, 2021, the Company issued 325,539,430 shares of its common stock and received proceeds of $3,254,955 from the exercise of 325,539,430 warrants at $0.01 per share.

Common shares issued settlement

On July 20, 2020, in connection with the parties’ recent settlement, the Company issued 10,281,018 shares to Bellridge to settle certain claims of Bellridge (see Note 11 under legal matters). These shares were valued at $502,742, or $0.049 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded a loss on debt extinguishment of $502,742.

Common shares issued conversion of Series B preferred shares

On July 24, 2020, the Company issued 1,000,000 shares to its common stock upon the conversion of 1,000,000 shares of Series B preferred shares.

Common shares issued conversion of Series D preferred shares

During the three months ended September 30, 2020, the Company issued 398,350,000 shares of its common stock in connection with the conversion of 398,350 shares of Series D. The conversion ratio was 1,000 shares of common stock for each share of Series D based on the Series D COD.

Warrants

Warrants issued in connection with Series E preferred shares

In connection with certain down-round provisions on the Series E warrants issued in October 2020, the Company increased the number of warrants by 71,965,500.

In connection with the sale of Series E preferred shares, during the nine months ended September 30, 2021, the Company issued warrants to purchase 457,714,289 shares of the Company’s common stock at an initial exercise price of $0.01 per share. Additionally, the Company issued 91,542,858 warrants to the placement agent at an initial exercise price of $0.01 per share. (See Series E preferred shares above).

During the three months ended June 30, 2021, the Company issued 52,482,141 shares of its common stock in connection with the cashless exercise of 98,557,429 warrants. The exercise price was based on contractual terms of the related warrant.

In May and June 2021, the Company issued 68,571,429 shares of its common stock and received proceeds of $685,714 from the exercise of 68,571,429 warrants at $0.01 per share.

27

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

During the three months ended September 30, 2021, the Company issued 325,539,430 shares of its common stock and received proceeds of $3,254,955 from the exercise of 325,539,430 warrants at $0.01 per share.

During the six months ended September 30, 2021, the Company entered into Securities Purchase Agreements with certain of the holders of its existing Series E preferred warrants (“Exercising Warrants Holders”). Pursuant to the Securities Purchase Agreements, the Exercising Warrants Holders and the Company agreed that the Exercising Warrants Holders would cash exercise their existing warrants, into shares of common stock underlying such existing warrants Shares. In order to induce the Exercising Warrant Holders to cash exercise their existing Warrants, the Securities Purchase Agreements provided for the issuance of new warrants (“New Warrants”) with such New Warrants to be issued in an amount equal to 50% of the number of shares acquired by the Existing Warrant Holder through the exercise of existing warrants for cash. The New Warrants are exercisable upon issuance and terminate five years following the initial exercise date. The New Warrants have an exercise price per share of $0.01. During the six months ended September 30, 2021, of the 394,110,859 warrants exercised for cash, a total of 382,682,287 existing warrants were exercised for cash contemporaneously with the execution of the Securities Purchase Agreements resulting in total proceeds to the Company of $3,826,383. In connection with the exercise of these existing warrants for cash, the Company issued an aggregate of 191,341,147 New Warrants. The New Warrants issued in connection with the Securities Purchase Agreements were considered inducement warrants and are classified in equity. The fair value of the New Warrants issued was $4,193,134 and were expensed as warrant exercise inducement expense on the accompanying condensed consolidated statement of operations.

Warrant activities for the nine months ended September 30, 2021 are summarized as follows:

	Number of Shares Issuable Upon Exercise of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2020	147,112,603	0.052	4.83	$1,780,356
Granted	549,257,147	0.01
Inducement warrants granted	191,341,147	0.01
Increase in warrants related to price protection	71,965,500	0.01
Exercises	(492,668,288)	0.01
Balance Outstanding September 30, 2021	467,008,109	$0.02	4.54	$7,291,764
Exercisable, September 30, 2021	467,008,109	$0.02	4.54	$7,291,764

Stock options

Stock option activities for the nine months ended September 30, 2021 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2020	80,000	$8.84	3.58	-
Granted	-	-
Cancelled	-	-
Balance Outstanding September 30, 2021	80,000	$8.84	2.59	$-
Exercisable, September 30, 2021	40,000	$8.84	2.59	$-

28

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 10 – ASSIGNMENT FOR THE BENEFIT OF CREDITORS

On August 19, 2021 the Company’s subsidiaries, Prime EFS and Shypdirect executed Deed of Assignments for the Benefit of Creditors in the State of New Jersey pursuant to N.J.S.A. §2A:19-1, et seq. (the “ABC Statute”), assigning all of the Prime EFS and Shypdirect assets to Terri Jane Freedman as Assignee for the Benefit of Creditors (the “Assignee”) and filing for dissolution. An “Assignment for the Benefit of Creditors,” “general assignment” or “ABC” in New Jersey is a state-law, voluntary, judicially-supervised corporate liquidation and unwinding similar to the Chapter 7 bankruptcy process found in the United States Bankruptcy Code. In an ABC, the debtor companies. Prime EFS and Shypdirect, together referred to as the “assignors” executed Deeds of Assignment, assigning all of their assets to an Assignee chosen by the Company, who acts as a fiduciary similar to a Chapter 7 trustee in bankruptcy. Due to the termination of their respective agreements with Amazon, Prime EFS and Shypdirect are insolvent and are unable to pay their debts when they become due. Accordingly, the Company deemed it to be desirable and in the best interest of Prime EFS and Shypdirect and its creditors to make an assignment of all of Prime EFS and Shypdirect’s assets for the benefit of the Prime EFS and Shypdirect’s creditors in accordance with the ABC Statute.

On September 7, 2021, the ABC’s were filed with the Bergen County Clerk in Bergen County, New Jersey and filed with the Surrogate Court in the appropriate county, initiating a judicial proceeding. The Assignee has been charged with liquidating the assets for the benefit of the Prime EFS and Shypdirect creditors pursuant to the provisions of the ABC Statute. The Company’s results of operations for the three and nine months ended September 30, 2021 and 2020 include the results of Prime EFS and Shypdirect prior to the September 7, 2021 filing of the executed Deeds of Assignment for the Benefit of Creditors with the State of New Jersey. As a result of Prime EFS and Shypdirect’s filing of the executed Deeds of Assignment for the Benefit of Creditors on September 7, 2021, the Company ceded authority for managing the businesses to the Assignee, and the Company’s management cannot carry on Prime EFS or Shypdirect’s activities in the ordinary course of business. Additionally, Prime EFS and Shypdirect no longer conduct any business and is not permitted by the Assignee and ABC Statute to conduct any business. For these reasons, the Company concluded that it had lost control of Prime EFS and Shypdirect, and no longer had significant influence over these subsidiaries during the ABC proceedings. Further, on October 13, 2021, Prime EFS and Shypdirect filed for dissolution with the Secretary of State of New Jersey. Therefore, the Company deconsolidated Prime EFS and Shypdirect effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021.

In order to deconsolidate Prime EFS and Shypdirect, the carrying values of the assets and liabilities of Prime EFS and Shypdirect were removed from the Company’s unaudited condensed consolidated balance sheet as of September 7, 2021. In connection with the deconsolidation, the Company recognized a gain on deconsolidation of subsidiaries of $12,427,220 which is included in “Gain on deconsolidation of subsidiaries within other income (expenses) during the three and nine months ended September 30, 2021 and consisted of the following:

September 30, 2021
Liabilities deconsolidated:
Notes payable (a)	$3,908,050
Accounts payable	1,242,421
Accrued expenses	314,927
Insurance payable	1,678,556
Contingency liabilities	3,311,272
Lease liabilities, current portion	1,263,494
Accrued compensation and related benefits	827,753
Total liabilities deconsolidated	12,546,473
Assets deconsolidated:
Cash	21,679
Accounts receivable	1,078
Property and equipment, net	96,496
Total assets deconsolidated	119,253
Gain on deconsolidation of subsidiaries	$12,427,220

29

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

As of December 31, 2020, the assets and liabilities of Prime EFS and Shypdirect subject to assignment for the benefit of creditors have been reflected as “Assets subject to assignment for benefit of creditors” and “Liabilities subject to assignment for benefit of creditors” on the accompanying condensed consolidated balance sheets and consisted of the following:

December 31, 2020
Assets:
Current assets:
Accounts receivable, net	$372,922
Prepaid expenses and other	367,459
Total current assets subject to assignment for benefit of creditors	740,381
Other Assets:
Security deposit	94,000
Property and equipment, net	126,137
Right of use assets, net	1,445,274
Total other assets subject to assignment for benefit of creditors	1,665,411
Total assets subject to assignment for benefit of creditors	$2,405,792
Liabilities:
Current liabilities:
Notes payable (a)	$3,834,337
Accounts payable	638,682
Accrued expenses	170,500
Insurance payable	1,959,099
Contingency liabilities	3,311,272
Lease liabilities, current portion	380,843
Due to related parties	124,000
Accrued compensation and related benefits	919,726
Total current liabilities subject to assignment for benefit of creditors	11,338,459
Long-term liabilities:
Notes payable, net of current portion (a)	147,379
Lease liabilities, net of current portion	1,102,617
Total long-term liabilities subject to assignment for benefit of creditors	1,249,996
Total liabilities subject to assignment for benefit of creditors	$12,588,455

(a)	Notes payable subject to assignment for benefit of creditors

On December 31, 2020, notes payable subject to assignment for benefit of creditors consisted of the following:

December 31, 2020
Principal amounts	$3,981,716
Less: current portion of notes payable	(3,834,337)
Notes payable subject to assignment for benefit of creditors – long-term	$147,379

On December 31, 2020, notes payable related to a promissory note amounted to $80,490 and is due on demand and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $80,490 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

In connection with the acquisition of Prime EFS, the Company assumed several notes payable liabilities due to entities or individuals. These notes have effective interest rates ranging from 7% to 10% and are unsecured. On December 31, 2020, Prime EFS remaining notes payable to an entity amounted to $40,000 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $40,000 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

30

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

During the year ended December 31, 2019, the Company entered into separate promissory notes with several individuals totaling $2,517,150, including $40,000 of a previous note rolled into these new notes, and received net proceeds of $2,238,900, net of original issue discounts of $238,250. These notes were due between 45 and 273 days from the respective note issuance date. During the year ended December 31, 2019, the Company repaid $1,118,400 of these notes. Additionally, during the year ended December 31, 2019, the Company issued 439,623 shares of its common stock and 439,623 five year warrants exercisable at $2.50 per share upon conversion of notes payable of $978,750 and accrued interest of $120,307 at a conversion price of $2.50 per share. Since the conversion price of $2.50 was equal to the fair value of the shares as determined by recent sales of the Company’s common shares, no beneficial feature conversion was recorded. During the year ended December 31, 2020, the Company borrowed additional fund from individuals of $443,000, and received net proceeds of $423,000, net of original issue discount of $20,000, the Company repaid $320,500 of these funds, and a note with a principal balance of $195,000 was transferred into the April 20, 2020 convertible note discussed above. Furthermore, on June 30, 2020, one of these notes with a principal balance due of $150,000 and accrued interest payable of $82,274 was settled and a new note was entered into with a principal balance of $200,000. This new note bore no interest and was payable in monthly payments of $7,500 commencing on July 1, 2020 until paid in full. The Company repaid $15,000 of such note. On August 28, 2020, this note payable with a principal balance due of $185,000 was cancelled and a new convertible note was entered into with a principal balance of $185,000 (See Note 7). On December 31, 2020, Prime EFS notes payable related to one remaining individual amounted to $220,000 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $220,000 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

In connection with the acquisition of Prime EFS, the Company assumed several equipment notes payable liabilities due to entities. On and December 31, 2020, Prime EFS equipment notes payable to these entities amounted to $43,364 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, the remaining liability of $36,233 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

During the years ended December 31, 2019 and 2018, the Company entered into auto financing agreements in the amount of $44,905 and $162,868, respectively. On December 31, 2020, Prime EFS auto notes payable to these entities amounted to $151,710 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, the remaining liability of $85,175 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

On April 2, 2020, the Company’s subsidiary, Shypdirect, entered into a Paycheck Protection Program promissory note (the “Shypdirect PPP Loan”) with M&T Bank in the amount of $504,940 under the Small Business Administration (the “SBA”) Paycheck Protection Program (the “Paycheck Protection Program”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”). On April 28, 2020, the Shypdirect PPP Loan was approved and Shypdirect received the loan proceeds on May 1, 2020. Shypdirect used the proceeds for covered payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. The Shypdirect PPP Loan has a two-year term, matures on April 28, 2022, and bears interest at a rate of 1.00% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), was to commence on November 28, 2020. On December 31, 2020, Shypdirect PPP Loan amounted to $504,940 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $504,940 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

On April 15, 2020, the Company’s subsidiary, Prime EFS, entered into a Paycheck Protection promissory note (the “Prime EFS PPP Loan” and together with the Shypdirect PPP Loan, the “PPP Loans”) with M&T Bank in the amount of $2,941,212 under the SBA Paycheck Protection Program of the CARES Act. On April 15, 2020, the Prime EFS PPP Loan was approved and Prime EFS received the loan proceeds on April 22, 2020. Prime EFS used the proceeds for covered payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act. The Prime EFS PPP Loan has a two-year term, matures on April 16, 2022, and bears interest at a rate of 1.00% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), was to commence on November 16, 2020. On December 31, 2020, Prime EFS PPP Loan amounted to $2,941,212 and is included in liabilities subject to assignment for benefit of creditors on the Company’s unaudited condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $2,941,212 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

31

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Neither Prime EFS nor Shypdirect provided any collateral or guarantees for these PPP Loans, nor did they pay any facility charge to obtain the PPP Loans. These promissory notes provide for customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. Prime EFS and Shypdirect may prepay the principal of the PPP Loans at any time without incurring any prepayment charges. These PPP Loans may be forgiven partially or fully if the loan proceeds are used for covered payroll costs, rent and utilities, provided that such amounts are incurred during the twenty-four-week period that commenced on May 1, 2020 and at least 60% of any forgiven amount has been used for covered payroll costs. The Company exhausted such funds in the third quarter of 2020. In the fourth quarter of 2020, Shypdirect applied for full forgiveness of the Shypdirect PPP Loan. In the second quarter of 2021, Prime EFS applied for partial loan forgiveness on the Prime EFS PPP Loan in the amount of $2,691,884. However, any forgiveness of these PPP Loans is subject to approval by the SBA and M&T Bank and there is no guarantee that such forgiveness will be granted.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Legal matters

From time to time, we may be involved in litigation relating to claims arising out of our operation in the normal course of business.

Disputes Between Prime EFS, ELRAC LLC, and Enterprise Leasing Company of Philadelphia, LLC

On or about January 10, 2020, Prime EFS was named as sole defendant in a civil action captioned ELRAC LLC v. Prime EFS, filed in the United States District Court for the Eastern District of New York, assigned Case No. 1 :20-cv-00211 (the “ELRAC Action”). The complaint in the ELRAC Action alleged that Prime EFS failed to pay in full for repairs allegedly required by reason of property damage to delivery vehicles leased by Prime EFS from ELRAC LLC (“ELRAC”) to conduct its business. The complaint sought damages of not less than $382,000 plus $58,000 in insurance claims that ELRAC believes were collected by the Company and not reimbursed to ELRAC.

ELRAC subsequently moved for a default judgment against Prime EFS. By letter to the court dated March 9, 2020, Prime EFS opposed entry of a default judgment and contended that all claims in the ELRAC Action were subject to mandatory arbitration clauses found in the individual lease agreements. On March 19, 2020, ELRAC filed a stipulation dismissing the ELRAC Action without prejudice and advised Prime EFS that it intends to file an arbitration at the American Arbitration Association alleging essentially identical claims.

During the period it was leasing vans and trucks from ELRAC and its affiliate, Enterprise Leasing Company of Philadelphia, LLC (“Enterprise PA” and, with ELRAC, “Enterprise”), Prime EFS paid $387,392 in deposits required by Enterprise as security for the payment of deductibles and uninsured damage to Enterprise’s fleet. Despite due demand, Enterprise never accounted to Prime EFS’s satisfaction regarding the application of these deposits. On June 10, 2020, Prime EFS therefore initiated an arbitration (the “Arbitration”) against Enterprise at the American Arbitration Association seeking the return of not less than $327,000 of these deposits.

On October 9, 2020, Enterprise filed its Answer and Counterclaims in the Arbitration. In its Answer, Enterprise denies liability to Prime for $327,000 or any other sum. In its Counterclaims, ELRAC seeks $382,000 in damages and Enterprise PA seeks $256,000 in damages. Enterprise also seeks $62,000 in insurance payments allegedly made by Utica to Prime EFS.

Prime EFS believes the Enterprise Answer and Counterclaims lack merit and intends to defend its position in the Arbitration vigorously. Nevertheless, while it believes it has meritorious defenses to this action, out of an abundance of caution and without prejudice to its position in the matter, as of December 31, 2021, Prime EFS accrued a contingency liability of $440,000 for purposes of this matter. Based on our knowledge of the matter, as developed to date, the Company continue to agree with this estimate of probable Prime EFS liability. Since the Company deconsolidated Prime EFS effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, as of September 30, 2021, this liability of $440,000 is no longer reflected on the Company’s condensed consolidated balance sheet.

Bellridge Capital, L.P. v. TLSI and John Mercadante

After discontinuing a prior action in federal court, on April 23, 2021, Bellridge Capital, L.P. (“Bellridge”) filed a civil action in New York Supreme Court, New York County, against TLSS and John Mercadante. This mater, the “Bellridge Action,” was assigned civil action number 652728/2021.

32

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

The complaint in the Bellridge Action asserts 11 causes of action: (1) against TLSI, allegedly for breach of a convertible promissory note issued June 18, 2018 (the “June 2018 Note”), which claim seeks $539,114.06 for allegedly unpaid principal plus interest, costs and expenses; (2) against TLSI, also allegedly for breach of June 2018 Note, which claim seeks $343,000 plus interest, costs and expenses for TLSI’s alleged failure to honor certain conversion notices in timely fashion; (3) against TLSI, allegedly for breach of a promissory note dated December 26, 2018 (the “December 2018 Note”), which claim seeks $196,699 plus interest, costs and expenses for amounts allegedly unpaid under the note; (4) against TLSI, purportedly for breach of an exchange agreement between Bellridge and TLSI dated April 13, 2019 (the “Exchange Agreement”), which claim seeks $3,337,500 plus costs and interest; (5) against TLSI and Mercadante, allegedly for fraud in connection with the Exchange Agreement, which claim seeks $447,500 plus costs and interest; (6) against TLSI and Mercadante, allegedly for negligent misrepresentation in connection with the Exchange Agreement, which claim seeks $447,500 plus costs and interest, in the alternative to the 5th claim; (7) against TLSI, allegedly for breach of certain preferred stock terms relating to the conversion of 31,500 series A preferred shares, which claim seeks not less than $57,960; (8) against TLSI and Mercadante, allegedly for fraudulent inducement of an August 2019 subordination agreement, which claim seeks a declaration annulling the subordination agreement; (9) against TLSI, allegedly for failing to provide all consideration recited in a subordination letter, which claim seeks a declaration that Bellridge is discharged from its obligations under the subordination agreement; (10) against TLSI, allegedly for failing to honor a condition precedent to the subordination agreement, which claim seeks a declaration that Bellridge is discharged from any obligations under the subordination agreement; and (11) against TLSI, allegedly for breach of the subordination agreement and/or subordination letter, which claim seeks damages in an amount to be determined at trial.

The purchase price stated in the June 2018 Note is $1,664,995. The principal amount of the June 2018 Note is $2,413,999.50. Hence the June 2018 Note was issued at a 33.33% discount (OID). The June 18 Note calls for the payment of interest computed at the rate of 10% per annum prior to any default. The term of the Note is one year. The June 2018 Note calls for the application of New York law. OID is treated as interest for purposes of the New York usury statutes (both civil and criminal). Since total interest payable under the Note at issuance was 41% per annum, for a period of one year, TLSI believes the June 2018 Note was void ab initio under N.Y. Penal Law § 190.40 and cannot be enforced in this action.

The purchase price stated in the December 2018 Note is $300,000. The principal amount of the December 2018 Note is $330,000. Hence the December 2018 Note was issued at a 10% discount (OID). The Note calls for the payment of interest computed at the rate of 10% per annum prior to any default. The term of the Note is under 90 days; that is, it was made payable, in full, on March 15, 2019, after which the principal amount increases “by 30%” and default interest is due under the instrument at a rate of 18% per annum (§ 7(b)). The December 2018 Note, by its terms, is governed by New York law. As noted above, OID is to be treated as interest for purposes of the New York usury statutes (both civil and criminal). Since total interest payable under the Note, over its term of under 90 days, was more than 40% per annum, TLSI believes that the December 2018 Note, like the June 2018 Note, is void under N.Y. Penal Law § 190.40 and cannot be enforced in this action.

When Bellridge offered to engage in the Exchange Agreement, Bellridge was able to dictate terms and extract concessions from TLSI that were commercially unreasonable and unconscionable. It was able to do so solely because of its violations of N.Y. Penal Law § 190.40 Bellridge in July 2018. As such, TLSI believes the Exchange Agreement is null and void under N.Y. Penal Law § 190.40 and cannot be enforced in this action.

On June 4, 2021, TLSI and Mercadante moved to dismiss this action for failure to state a claim and, as to Mercadante, lack of jurisdiction (the “MTD”). On July 7, 2021, Bellridge filed opposition papers and on July 21, 2021, the defendants filed reply papers on the MTD. The motion is scheduled to be argued to the assigned judge on October 20, 2021. In its reply papers, TLSI asserted, inter alia, that Bellridge has no damages because giving effect to its conversions and cash payments by TLSI on the June and December 2018 Note, Bellridge had no out-of-pocket losses and made around $500,000 on an investment of $1.92 million.

In August 2021, Bellridge issued discovery requests to the defendants. In September 2021, the Court stayed all discovery pending the determination of the Defendants’ MTD. On October 20, 2021, the Court decided the MTD, dismissing all claims in the case against both Defendants predicated on fraud and negligent misrepresentation. The Court thereby dismissed the Complaint insofar as alleged against Mr. Mercadante. On October 29, 2021, the Company filed its Answer in this case. The Company intends to defend this case vigorously.

The Defendants believe they have good defenses to all claims alleged in the matter, including without limitation the defense of usury as outlined above. Based on the early stage of this matter, however, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

33

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

SCS, LLC v. Transportation and Logistics Systems, Inc.

On January 14, 2021, a civil action was filed against the Company in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, captioned SCS, LLC v. Transportation and Logistics Systems, Inc. The case was assigned Case No. 50-2020-CA-012684-xxxx-MB.

The plaintiff in the case, SCS, LLC (“SCS”) alleges it is a limited liability company that entered into a renewable six-month consulting agreement with the Company dated September 5, 2019 and that the Company failed to make certain monthly payments due thereunder for the months of October 2019 through March 2020, summing to $42,000. The complaint alleges claims for breach of contract, quantum meruit, unjust enrichment and account stated.

On February 9, 2021, the Company filed its answer, defenses and counterclaims to this action. Among other things, the Company avers that SCS’s claims are barred by its unclean hands and breaches of its duties under the consulting agreement. SCS filed a motion to strike TLSI’s defenses and counterclaims and TLSI has opposed that application. Those motions remain sub judice.

The Company believes it has substantial defenses to all claims alleged in SCS’s complaint. The Company therefore intends to defend this case vigorously.

Based on the early stage of this matter, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Shareholder Derivative Action

On June 25, 2020, the Company was served with a putative shareholder derivative action filed in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida (the “Court”) captioned SCS, LLC, derivatively on behalf of Transportation and Logistics Systems, Inc. v. John Mercadante, Jr., Douglas Cerny, Sebastian Giordano, Ascentaur LLC and Transportation and Logistics Systems, Inc. The action has been assigned Case No. 2020-CA-006581.

The plaintiff in this action, SCS, alleges it is a limited liability company formed by a former chief executive officer and director of the Company, Lawrence Sands. The complaint alleges that between April 2019 and June 2020, the current chairman and chief executive officer of the Company, the current chief development officer of the Company and, since February 2020, the Company’s restructuring consultant, breached fiduciary duties owed to the Company. The Company’s restructuring consultant, defendant Sebastian Giordano, renders his services through another defendant in the action, Ascentaur LLC.

Briefly, the complaint alleges that the Company’s chief executive officer breached duties to the Company by, among other things, requesting, in mid-2019, that certain preferred equity holders, including SCS, convert their preferred shares into Company common stock in order to facilitate an equity offering by the Company and then not consummating an equity offering. The complaint also alleges that current management caused the Company to engage in purportedly wasteful and unnecessary transactions such as taking merchant cash advances (MCA) on disadvantageous terms. The complaint further alleges that current management “issued themselves over two million shares of common stock without consideration.” The complaint seeks unspecified compensatory and punitive damages on behalf of the Company for breach of fiduciary duty, negligent breach of fiduciary duty, constructive fraud, and civil conspiracy and the appointment of a receiver or custodian for the Company.

The Company’s current management has tendered the complaint to its directors’ and officers’ liability carrier for defense and indemnity purposes, which coverage is subject to a $250,000 self-insured retention. Company management, Mr. Giordano and Ascentaur LLC each advise that they deny each and every allegation of wrongdoing alleged in the complaint. Among other things, current management asserts that it made every effort to consummate an equity offering in late 2019 and early 2020 and could not do so solely because of the Company’s precarious financial condition. Current management also asserts it made clear to SCS and other preferred equity holders, before they converted their shares into common stock, that there was no guarantee the Company would be able to consummate an equity offering in late 2019 or early 2020. In addition, current management asserts that it received equity in the Company on terms that were entirely fair to the Company and entered into MCA transactions solely because there was no other financing available to the Company.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On August 5, 2020, all defendants in this action moved to dismiss the complaint for failure to state a claim upon which relief can be granted. Among other things, all defendants allege in their motion that, through this lawsuit, SCS is improperly attempting to second-guess business decisions made by the Company’s Board of Directors, based solely on hindsight (as opposed to any well-pleaded facts demonstrating a lack of care or good faith). All defendants also assert that the majority of the claims are governed by Nevada law because they concern the internal affairs of the Company. Defendants further assert that, under Nevada law, each of the business decisions challenged by SCS is protected by the business judgment rule. Defendants further assert that, even if SCS could rebut the presumption that the business judgment rule applies to all such transactions, SCS has failed to allege facts demonstrating that intentional misconduct, fraud, or a knowing violation of the law occurred—a requirement under Nevada law in order for director or officer liability to arise. Defendants further assert that, because SCS’s constructive fraud claim simply repackages Plaintiff’s claims for breach of fiduciary duty, it too must fail. Defendants also contend that in the absence of an adequately-alleged independent cause of action—let alone an unlawful agreement between the defendants entered into for the purpose of harming the Company, SCS’s claim for civil conspiracy must also be dismissed. Finally, defendants contend that SCS’s extraordinary request that a receiver or custodian be appointed to manage and supervise the Company’s activities and affairs throughout the duration of this unfounded action is without merit because SCS does not allege the Company is subject to loss so serious and significant that the appointment of a receiver or custodian is “absolutely necessary to do complete justice.”

SCS has a right to file court papers opposing the above motion and thereafter the defendants intend to file reply papers in further support of the motion. To date, the court has not entered an order scheduling these filings or a hearing on the motion.

While they hope to prevail on the motion, win or lose, current Company management, Mr. Giordano and Ascentaur LLC advise that they intend to mount a vigorous defense to this action, as they believe the action to be entirely bereft of merit.

It is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Frank Mazzola v. TLSI and Prime EFS, et al.

On July 24, 2020, Prime EFS terminated the employment of Frank Mazzola effective that day. On July 27, 2020, Mr. Mazzola filed a Complaint and Jury Demand in the United States District Court for the Southern District of New York in which he named as defendants Prime EFS, the Company, John Mercadante and Douglas Cerny. The case was assigned # 1:20-CV-5788-VM. In this action, Mr. Mazzola alleges that he had an employment agreement with Prime EFS and that Prime EFS breached the alleged employment agreement through two alleged pay reductions and by terminating his employment. The Complaint contains eight counts: (1) breach of contract against Prime EFS; (2) breach of the covenant of good faith and fair dealing against Prime EFS; (3) intentional misrepresentation against Prime EFS, the Company and Mr. Mercadante; (4) negligent misrepresentation against Prime EFS, the Company and Mr. Mercadante; (5) tortious interference with contract against the Company, Mr. Mercadante and Mr. Cerny; (6) tortious interference with prospective economic advantage against the Company, Mr. Mercadante and Mr. Cerny; (7) conversion against all defendants; and (8) unjust enrichment against all defendants. Mr. Mazzola seeks specific performance of the alleged employment agreement and damages of not less than $3 million.

Without Answering the Complaint, on August 14, 2020, the defendants objected to the Complaint on the grounds of lack of personal jurisdiction, improper venue and because the Complaint failed to state a claim upon which relief could be granted. On August 25, 2020, the Court ordered Mr. Mazzola to respond to the defendant’s objections within three days. On August 28, 2020, Mr. Mazzola voluntarily withdrew the action.

On September 1, 2020, Mr. Mazzola served the defendants with a Complaint and Jury Demand that Mr. Mazzola filed in the Superior Court of New Jersey, Law Division, Bergen County, docket number BER-L-004967-20. The Complaint alleged the same claims as those set forth in the Complaint that Mr. Mazzola had filed in the now withdrawn New York federal lawsuit. On September 28, 2020, the defendants removed the New Jersey state court lawsuit to the United States District Court for the District of New Jersey, which has been assigned civil action number 2:20-cv-13387-BRM-ESK. On October 5, 2020, all defendants filed a motion to dismiss each and every claim asserted against them in the New Jersey federal action.

On December 7, 2020, Mr. Mazzola filed an amended complaint in this action (the “AC”) alleging three (3) claims for relief: one for Breach of Contract against Prime EFS; one for “Piercing the Corporate Veil” against the Company; and one for “Fraudulent Inducement” against Messrs. Mercadante and Cerny.

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SEPTEMBER 30, 2021

The damages sought by each claim are identical: “approximately $2,000,000, representing $1,040,000 in [alleged] severance”; $759,038.41 in alleged “accrued but unpaid salary”; and non-cash benefits under the alleged executive employment agreement.

On January 11, 2021, Prime EFS filed an answer to the AC, denying, under the faithless servant doctrine and otherwise, that it has any liability to Mr. Mazzola for any of the amounts sought. Prime EFS also filed counterclaims against Mr. Mazzola seeking recoupment of not less than $925,492 in W-2 compensation paid to Mr. Mazzola; damages in the amount of $168,750 which Mr. Mazzola paid to his mother for a no-show job; and damages of not less than $500,000 for usurpation of corporate opportunities belonging to Prime EFS. Also, on January 11, 2021, the Company, Mr. Mercadante and Mr. Cerny filed motions to dismiss the AC insofar as pled against them for failure to state a claim and for lack of personal jurisdiction.

On January 27, 2021, Prime EFS filed an amended answer to the AC, increasing the amount sought on its counterclaim for recoupment of income paid to Mr. Mazzola from $925,492 to $1,111,833.73 and adding a claim for indemnification for amounts paid by Prime EFS to resolve certain litigation against it such as the Valesky case (see below).

In a Decision and Order dated September 24, 2021, the Court decided that this action should be transferred back to New York given the venue selection clause in the employment agreement between Mr. Mazzola and Prime. The Court therefore denied the Defendants’ motions to dismiss as moot. The Defendants thereafter filed a motion for reconsideration.

On November 2, 2021, without any payment of money by any party to any other party, all claims and counterclaims in this action were dismissed with prejudice (meaning permanently) and all parties exchanged general releases.

Rosemary Mazzola v. TLSI and Prime EFS

On September 19, 2020, attorneys for Frank Mazzola’s mother, Rosemary Mazzola, filed an action in the United States District Court for the Southern District of New York against TLSI and Prime EFS. The case was assigned docket number 1:20-cv-7582 and assigned to USDJ Gregory H. Woods. In this action, Ms. Mazzola originally claimed that TLSI entered into and breached an unspecified contract by failing to pay her $94,000. In addition, the complaint claimed that, although he was not a party to the unspecified contract, Mr. Cerny falsely represented that TLSI intended to “repay” Ms. Mazzola $94,000 plus interest. The complaint sought $94,000 from each defendant, plus late fees, costs, prejudgment interest and attorneys’ fees and, from Mr. Cerny punitive damages in an unspecified amount.

On November 23, 2020, counsel for Ms. Mazzola filed an Amended Complaint in this action, dropping Mr. Cerny and adding Prime EFS, LLC as a party. The new pleading demands $209,000 rather than the $94,000 in damages previously alleged. The new complaint alleges three claims: breach of contract against Prime EFS, alter ego liability against TLSI, and unjust enrichment against both TLSI and Prime EFS. Ms. Mazzola also demands legal fees and expenses under a prevailing-party provision in the Amended Stock Purchase Agreement.

On January 29, 2021, both TLSI and Prime EFS, LLC timely moved to the dismiss the Amended Complaint. Opposition and reply papers on this motion were filed in February 2021. Meanwhile, on March 11, 2021, the court entered an order in the case requiring all fact discovery to be concluded by September 9, 2021.

On October 13, 2021, the Court denied the Defendants’ motion to dismiss. Also on October 13, 2021, the defendants filed a letter motion seeking leave to add Frank Mazzola as a third-party defendant in this action. On October 27, 2021, the defendants filed their Answer and Counterclaims against Mrs. Mazzola.

On November 2, 2021, without any payment of money by any party to any other party, all claims and counterclaims in this action were dismissed with prejudice (meaning permanently) and all parties exchanged general releases.

As of December 31, 2020, out of an abundance of caution and without prejudice to its position in this matter, a $94,000 liability was included in liabilities subject to assignment for the benefit of creditors on the Company’s condensed consolidated balance sheet as of such date. Since the Company deconsolidated Prime EFS effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, as of September 30, 2021, this liability is no longer reflected on the Company’s condensed consolidated balance sheet.

Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS, et al.

On August 4, 2020, an action was filed against Shypdirect, Prime EFS and others in the Superior Court of New Jersey for Bergen County captioned Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS LLC et al. The case was assigned docket number BER-L-004534-20. In this action, the plaintiff seeks reimbursement of his medical expenses and damages for personal injuries following an accident with a box truck leased by Prime EFS and being driven by a Prime EFS employee, in which the plaintiff’s ankle was injured. Plaintiff has thus far transmitted medical bills exceeding $789,000. Prime EFS and Shypdirect have demanded their vehicle liability carrier assume the defense of this action. To date, the carrier has not done so, allegedly inter alia because the box truck was not on the list of insured vehicles at the time of the accident.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On November 9, 2020, Prime EFS and Shypdirect filed their answer to the complaint in this action and also filed a third-party action against the insurance company in an effort to obtain defense and indemnity for this action.

On May 21, 2021, Prime EFS and Shypdirect also filed in action in the Supreme Court, State of New York, Suffolk County, seeking defense and indemnity for the Mercedes-Mejia action from the insurance brokerage, Acrisure LLC, which sold the County Hall insurance policy to Prime.

On August 19, 2021, the Plaintiff filed a motion for leave to file a first amended complaint to name four (4) additional parties as defendants – TLSI, ShypCX, Inc., ShypFX, Inc. and Cougar Express, Inc. On September 16, 2021, each of these entities filed papers in opposition to this motion.

On September 24, 2021, the Court granted Plaintiff’s motion for leave to amend the complaint herein, thus adding TLSI, ShypCX, Inc., ShypFX, Inc. and Cougar Express, Inc. as Defendants.

All of the recently named Defendants in this action intend to vigorously defend themselves in this action and to pursue the third-party actions for defense and indemnity against both County Hall and Acrisure. However, owing to the early stage of this action, we cannot evaluate the likelihood of an adverse outcome or estimate our liability, if any, in connection with this claim.

Valesky v. Prime EFS, Shypdirect and TLSI

Plaintiff, an ex-dispatcher for Prime EFS, brought this action in the U.S. District Court for the District of New Jersey under the Family and Medical Leave Act of 1993 and the New Jersey Law Against Discrimination seeking unspecified compensatory and punitive damages. In April 2021, we settled this matter for a payment of $35,000.

Ynes Accilien v. Prime EFS

This action was brought on April 27, 2020 in the Superior Court of New Jersey for Bergen County by the plaintiff alleging injuries from a May 12, 2019 collision with a van leased by Prime EFS and operated by Prime EFS employees. The plaintiff has also filed a workers’ compensation claim. Prime EFS’s insurer has been defending this matter without charging Prime EFS, and the Company and Prime EFS expect that the insurer will ultimately indemnify Prime EFS for any damages assessed.

Default by Prime EFS on June 4, 2020 Settlement with Creditors

On June 4, 2020, Prime EFS agreed with two related creditors (the “Creditors”) to a payment plan (the “Payment Plan”) to settle, without interest, a total outstanding balance of $2,038,556 (the “Outstanding Balance”) owed by Prime EFS to the Creditors.

Pursuant to the Payment Plan, Prime EFS was obligated to pay $75,000 to the Creditors on or before June 5, 2020 and $75,000 to the Creditors on or before June 12, 2020.

Thereafter, under the Payment Plan, beginning on June 19, 2020, Prime EFS was obligated to make weekly payments of $15,000 to the Creditors each Friday for 125 weeks ending with a final payment of $13,556 on November 18, 2022.

Under the Payment Plan, Prime EFS also agreed that, if it fails to make a scheduled payment or otherwise defaults on its obligations, the remaining Outstanding Balance would be accelerated and due, in full, within five business days after receipt by Prime EFS of a notice of default from the Creditors.

Under the Payment Plan, Prime EFS also agreed that, if Prime EFS does not pay the remaining Outstanding Balance within five business days after receipt of a notice of default, then the Creditors will be entitled to 9% per annum simple interest on the remaining Outstanding Balance from the date of default and to recover attorneys’ fees and costs for enforcement.

Prime EFS made the $75,000 payments due on each of June 5, 2020 and June 12, 2020.

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SEPTEMBER 30, 2021

Prime EFS also made each of the weekly payments due through Friday, September 18, 2020. However, Prime EFS did not make the payment due Friday, September 25, 2020, did not make any further weekly payment due under the Payment Plan, and has no present plan or intention to make any further payments under the Payment Plan because it lacks the cash-on-hand to do so.

By letter dated October 16, 2020, attorneys for the Creditors gave Prime EFS notice of default (the “Notice of Default”) under the settlement agreement that documents the Payment Plan and related terms and conditions. The Notice of Default correctly states that Prime EFS did not make the payment due under the Payment Plan on September 25, 2020 and has not made any further weekly payments since September 25, 2020. The Notice of Default correctly demands, under the settlement agreement that documents the Payment Plan and related terms and conditions, that, as of the day of Prime EFS’s default, Prime EFS owed the Creditors $1,678,556.06, which is accrued and included in insurance payable on the accompanying consolidated balance on September 30, 2021 and December 31, 2020. In the Notice of Default, the Creditors reserve the right to institute legal proceedings against Prime EFS for its defaults under the Payment Plan, to seek default interest at 9% per annum and to seek the Creditors’ costs of collection.

To date, Prime EFS has not responded to the Notice of Default and has no present plan or intention to respond. Since the Company deconsolidated Prime EFS effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, as of September 30, 2021, this liability is no longer reflected on the Company’s condensed consolidated balance sheet.

Dispute between Patrick Nicholson and Prime EFS

By letter dated October 9, 2020, attorneys representing Patrick Nicholson allege that Prime EFS is in default of its payment obligations under a “10% Senior Secured Demand Promissory Note” issued February 13, 2019, in the principal amount of $165,000, and under a second promissory note issued April 24, 2019 in the principal amount of $55,000.

In the demand, the attorneys for Mr. Nicholson allege the total balance owed, including interest, is $332,702.84 and that interest is continuing to accrue on each promissory note.

In the demand, the attorneys for Mr. Nicholson also contend that TLSI is jointly and severally liable with Prime EFS for this balance.

If, as threatened, Mr. Nicholson files suit for non-payment under either or both promissory notes, it is anticipated that the defendants will mount a vigorous defense to the action. Among other things, it is Prime EFS’s position that Mr. Nicholson knew or should have known that the promissory notes dated February 13, 2019, and April 24, 2019 were invalid and unenforceable, since they were signed by Rosemary Mazzola, as owner or managing member of Prime, and it was public information that, after June 18, 2018, Ms. Mazzola was no longer an owner or managing member of Prime EFS.

As of June 30, 2021, Prime EFS recorded notes payable of $220,000 and accrued interest payable of $66,297. Since the Company deconsolidated Prime EFS effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, as of September 30, 2021, this liability is no longer reflects on the Company’s condensed consolidated balance sheet. If Mr. Nicholson files suit against TLSI on one or both promissory notes, TLSI would defend itself vigorously in such an action, as these debts are solely Prime EFS liabilities and any finding of liability against TLSI is neither probable nor reasonably estimable. Thus, we cannot evaluate the likelihood of an adverse outcome or estimate our liability, if any, in connection with this claim.

Ryder Truck Rental, Inc. Demand Letter

On March 2, 2021, Shypdirect received a demand letter from Ryder Truck Rental, Inc. (“Ryder”) related to a breach of the Truck Lease and Service Agreement between Shypdirect and Ryder, dated October 9, 2018. Pursuant to the letter, Ryder terminated the Truck Lease and Service Agreement for failure to pay invoices due. Pursuant to the letter, Ryder also elected to require Shypdirect to purchase all of the terminated Vehicle(s) in accordance with the agreement for $2,871,272. In connection with this breach, as of December 31, 2020, the Company wrote off security deposits of $164,565 and has a recorded contingent liability, owed solely by Shypdirect, of $2,871,272 which is related to the default on truck leases for non-payment of monthly lease payments and the lessor’s demand for payment of the trucks for an aggregate contingency loss of $3,035,837. Shypdirect intends to dispute this demand. In addition, Shypdirect has returned all of the trucks to Ryder as Shypdirect is no longer using them. Since the Company deconsolidated Shypdirect effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, as of September 30, 2021, this liability of $2,871,272 is no longer reflected on the Company’s condensed consolidated balance sheet.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Other than discussed above, as of September 30, 2021, and as of the date of this filing, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on results of our operations.

Consulting Agreement

The Company retained the services of a consultant, Ascentaur, LLC (“Ascentaur”), pursuant to a Consulting Agreement between the Company and Ascentaur dated February 21, 2020, as amended (the “Consulting Agreement”). Under the Consulting Agreement, Sebastian Giordano, the CEO and principal of Ascentaur, provides management services to the Company in the role of chief executive under direction of the Board. Mr. Giordano devotes the majority of his business attention to the Company, but he may spend time on other business ventures. The Consulting Agreement runs until January 31, 2023 (“Termination Date”), unless earlier terminated by an employment agreement between Mr. Giordano and the Company. As consideration for Mr. Giordano’s services, Ascentaur receives a base consulting fee of $300,000 annually, payable in installments of $12,500 twice a month and is eligible for bonuses based on certain Company revenue, EBITDA, market capitalization or capital raise milestones. In addition, upon approval by the Board, Ascentaur received stock warrants to purchase up to 25,000,000 shares of common stock of the Company at an exercise price of $0.06 per share. Mr. Giordano is also eligible for the Company’s standard medical and dental plans. Upon any termination of the Consulting Agreement by the Company without “Cause,” by Mr. Giordano for “Good Reason,” or by expiration and non-renewal of the Consulting Agreement as of the Termination, Mr. Giordano will receive (i) a separation payment equal to one year’s worth of the base consulting fee, (ii) all accrued and unpaid bonuses and (iii) accelerated vesting of all unvested options he may have received. The Company and Mr. Giordano have also, as required by Nevada Revised Statutes Section 78.751, entered into an Indemnity Agreement (the “Indemnity Agreement”) whereby the Company indemnifies Mr. Giordano and Ascentaur, to the fullest extent as provided by Nevada corporate law, for all fees, costs and charges (including attorneys’ fees) for any actual or threatened claims against him, except to the extent that Mr. Giordano’s actions constituted gross negligence; criminal, fraudulent or reckless misconduct; or with respect to any criminal actions of Mr. Giordano that the Company had reasonable cause to believe were unlawful.

Leases

See Note 13.

On March 2, 2021, Shypdirect received a demand letter from Ryder Truck Rental, Inc. (“Ryder”) related to a breach of the Truck Lease and Service Agreement between Shypdirect and Ryder, dated October 9, 2018. Pursuant to the letter, Ryder terminated the Truck Lease and Service Agreement for failure to pay invoices due. Pursuant to the letter, Ryder elected to require Shypdirect to purchase all of the terminated Vehicle(s) in accordance with the agreement for $2,871,272. In connection with this breach, as of December 31, 2020, the Company wrote off security deposits of $164,565 and has a recorded contingent liability of $2,871,272 which is related to the default on truck leases for non-payment of monthly lease payments and the lessor’s demand for payment of the trucks for an aggregate contingency loss of $3,035,837. The Company intends to dispute this demand and has returned all of the trucks to Ryder as Shypdirect is no longer using the trucks and accordingly, the trucks are not included as assets in the accompanying condensed consolidated balance sheet.

On December 31, 2020, contingency liability related to the Ryder termination amounted to $2,871,272 and is included in liabilities subject to assignment for benefit of creditors on the accompanying condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $2,871,272 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

Potential acquisition

On June 15, 2021, the Company entered into a Securities Purchase and Sale Agreement (the “SPSA”) with Anthony Berritto (“Berritto,” who is the sole shareholder of SalSon Logistics, Inc., a Georgia corporation (“SalSon”)), for the Company to purchase 100% of all the issued and outstanding shares of capital stock of SalSon. SalSon, which is strategically located in the heart of Port of Newark, with additional locations in Florida, Georgia, New York, South Carolina, Texas, and Virginia, offers a range of services including warehousing, transload services, dedicated contract carriage, dray management, and store delivery servicing the retail, food and beverage, and industrial sectors. With more than 1,200 associates, over 1 million square feet of warehousing and a dedicated fleet of 550 tractors and 1,500 trailers, SalSon’s capabilities include cross dock, regional and local truckload, intermodal, vendor consolidation and deconsolidation, pool distribution, and unattended store delivery. The Company believes this acquisition could improve the growth potential of TLSS because, with SalSon as the core foundational operation of the Company, synergistic targets that complement this business could bring immediate value when more acquisitions are secured. Furthermore, the opportunity for broadening existing customer relationships of SalSon customers or future strategic acquisition customers would likely improve with a linchpin transaction like SalSon.

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SEPTEMBER 30, 2021

Consideration for the purchase of the shares of SalSon shall be $90 Million (the “Purchase Price”). If the verifiable earnings before interest, taxes, depreciation and amortization (“EBITDA”) of SalSon for the full 12 calendar month period ending prior to the month of the closing is less than $12 Million, then the Purchase Price shall be reduced to 7.5 times verifiable 12 months trailing EBITDA. Further, if the working capital of SalSon at the closing shall be greater than or less than the average month-end working capital of SalSon for the months ended May 31, 2020 to April 30, 2021, the Purchase Price shall be increased or decreased dollar-for-dollar by the difference as appropriate.

The Purchase Price shall be paid by delivery at closing of:

1) An amount of the Company’s common stock equal to 19.9% of the outstanding shares of the Company (the “Shares”);

2) $50 Million in immediately available funds (less the amount of unforgiven SalSon PPP loans, which amount will be held in escrow controlled by the lender that will be released to Mr. Berritto if such loans are forgiven or shall otherwise be applied to repayment of such loans); and

3) A secured promissory note (the “Note”) in the principal amount of $20 Million. The Note shall be secured by a second position pledge of the assets of SalSon, but such pledge shall be subordinate to the security interest to be granted in connection with the Financing (described below). The term of the Note shall be 60 months and interest shall accrue at 1.07% per annum. Principal and interest shall be due to Mr. Berritto on a monthly basis, based on a 25-year amortization, with a balloon payment due on the maturity date of the Note. The Note will be subject to certain mandatory pre-payments upon the occurrence of certain events described in the SPSA. If the value of the Shares is greater than or less than $20 Million (calculated as the average of the closing price for 5 consecutive trading days ending on the third business day before the closing), the principal balance of the Note will be decreased or increased as appropriate.

Mr. Berritto is expected to stay on to oversee the operation of SalSon and the Company’s existing fulfillment services subsidiaries. It is a condition to the closing of the transaction that Mr. Berritto enter into an employment agreement with SalSon. Mr. Berritto has agreed in principle to do so, but if the parties do not reach an agreement on employment terms, the Company does not intend to complete the transaction.

The transaction is contingent upon the Company’s ability to secure debt financing for the cash portion of the purchase price. The financing will be secured by the assets of SalSon, and it will likely rely exclusively on SalSon’s assets and financial performance. SalSon currently is profitable with almost $100 million in annual revenues. If the debt financing for the cash portion of the purchase price cannot be obtained, then the transaction will not close.

The Company expects that it will need to raise the aggregate of approximately $60 million in financing (including approximately $6 million in equity financing) to fund the cash portion of the purchase price, investment banking fees, transaction costs and working capital for SalSon and the Company’s other operations. If the financing is completed, the Company also will be required to issue up common stock equal in value to up to 5% of the value aggregate debt financing and warrants (with a 5-year term and cashless exercise) to purchase shares equal in value to up to 10% of the aggregate debt financed in common stock as investment banking fees, if completed. securities financing.

The Company has experienced losses in its recent years of operations, and currently has a negative net worth, and has not received any proposed terms for such financing. Therefore, no assurance can be provided that the Company will be able obtain such financing. If the contemplated additional equity financing cannot be obtained, the Company will not have adequate cash available to fully fund the acquisition and transaction costs, the operations of SalSon and its other subsidiaries and investment banking fees. Such inability could also impair the Company’s ability to raise the necessary debt financing, or, if. such inability is first encountered after the Company procures a commitment for the debt financing and the contingency period for terminating the stock purchase agreement lapses, then it could also result in the Company’s default under the stock purchase agreement, since the closing of the transaction is not conditioned upon the Company securing such additional equity financing.

The closing of the transaction under the SPSA (the “Closing”) was to occur within 90 days of the SPSA agreement date (on or before September 13, 2021), provided all conditions shall have been met or waived.

The parties are in the process of negotiating an extension to the due diligence and financing periods pursuant to the SPA, as a quality of earnings report (“Q of E”) for the period ending June 30, 2021, was completed and disseminated to prospective financing sources on October 19, 2021. A Q of E provides a more detailed analysis of a company’s revenue and expenses, such as whether earnings generate an equal or greater amount of cash and the extent to which they are recurring or one-time, and is usually a necessary requirement for potential lenders to evaluate a potential financing transaction. The Company has engaged its outside accounting professionals to undertake an addendum to such Q of E through the end of August 31, 2021, to update such report through the most current period for which financial results of operations are available. The Company expects such addendum to be completed in the near future.

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SEPTEMBER 30, 2021

The closing shall be further contingent on satisfaction of the Company’s due diligence review of SalSon and the absence of the occurrence of any material adverse effect on SalSon or its business. The transaction does not include any deposit, breakup or termination fee in the event that it does not close due to a failure to meet any of the contingencies, including that the Company cannot reach terms with Mr. Berritto for his employment or the Company cannot obtain the financing needed to close the acquisition.

NOTE 12– RELATED PARTY TRANSACTIONS AND BALANCES

Due to related parties

In connection with the acquisition of Prime EFS, the Company acquired a balance of $14,019 that was due from the former majority owner of Prime EFS, Rosemary Mazzola. Pursuant to the terms of the SPA, the Company agreed to pay $489,174 in cash to the former majority owner of Prime EFS who then advanced back the $489,174 to Prime EFS. During the period from Acquisition Date of Prime EFS (June 18, 2018) to December 31, 2018, the Company repaid $216,155 of this advance. During the year ended December 31, 2019, the Company repaid $130,000 of this advance. During the year ended December 31, 2020, the Company repaid $35,000 of this advance. This advance is non-interest bearing and is due on demand. On December 31, 2020, amount due to this former majority owner of Prime amounted to $94,000, and have been included in liabilities subject to assignment for benefit of creditors on the accompanying condensed consolidated balance sheet. Effective with the filing of executed Deeds of Assignment for the Benefit of Creditors in September 2021, this liability of $94,000 was deconsolidated and removed from the Company’s unaudited condensed consolidated balance sheet.

During the year ended December 31, 2019, a former employee of Prime EFS who exerted significant influence over the business of Prime EFS and Shypdirect, Frank Mazzola, advanced the Company $88,000. Additionally, during the year ended December 31, 2020, this employee advanced the Company $75,000 and was repaid $163,000. During the year ended December 31, 2020, the Company paid this employee interest of $57,200 related to these working capital advances. On September 30, 2021 and December 31, 2020, amounts due to this former related party employee amounted to $0.

During the year ended December 31, 2019, an entity which is controlled by a former employee of Prime EFS who exerted significant influence over the business of Prime EFS and Shypdirect, Frank Mazzola, advanced the Company $25,000. In January 2020, this advance was repaid. During the year ended December 31, 2020, the Company paid this entity interest expense of $27,500 related to 2019 working capital advances made. On September 30, 2021 and December 31, 2020, amounts due to this former related party entity amounted to $0.

On December 22, 2020, the Company’s chief executive officer advanced the Company $30,000. The advance is non-interest bearing and payable on demand. On December 31, 2020, amount due to the chief executive officer amounted to $30,000 and has been included in due to related parties on the accompanying condensed consolidated balance sheet. On January 29, 2021, the Company repaid this advance.

Notes payable – related parties

On July 3, 2019, the Company entered into a note agreement with an entity that is controlled by the Company’s chief executive officer’s significant other, in the amount of $500,000. Commencing on September 3, 2019 and continuing on the third day of each month thereafter, payments of interest only on the outstanding principal balance of this note is due and payable. Commencing on January 3, 2020 and continuing on the third day of each month thereafter through January 3, 2021, equal payments of principal and interest will be made. The principal amount of this note and all accrued, but unpaid interest under this note was due and payable on the earlier to occur of (i) January 3, 2021 (the “CEO Note Maturity Date”), or (ii) an Event of Default (as defined in the note agreement). The payment of all or any portion of the principal and accrued interest may be paid prior to the CEO Note Maturity Date. Interest accrues with respect to the unpaid principal sum identified above until such principal is paid at a rate equal to 18% per annum. All past due principal and interest on this Note will bear interest from maturity of such principal or interest until paid at the lesser of (i) 20% per annum, or (ii) the highest rate allowed by applicable law. To date, no repayments have been made on this related party note. On September 30, 2021 and December 31, 2020, interest payable to related parties amounted to $241,007 and $173,692 and is included in due to related parties on the accompanying condensed consolidated balance sheets, respectively. On September 30, 2021 and December 31, 2020, notes payable – related party amounted to $500,000 and $500,000, respectively. On March 17, 2021, the Company and the noteholder entered into a forbearance agreement whereby the Holder agreed to forbear from prosecuting any enforcement efforts in respect of the Note and extended the payment of the note until December 31, 2021.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On October 31, 2021, the Company and this related party note holder entered into a confidential settlement agreement and mutual release. (See Note 15).

During the nine months ended September 30, 2021 and 2020, interest expense associated with advances from related parties, related party notes payable and convertible notes payable to related parties amounted to $67,315 and $152,262 and is included in interest expense – related parties on the accompanying condensed consolidated statement of operations.

NOTE 13 – OPERATING LEASE RIGHT-OF-USE (“ROU”) ASSETS AND OPERATING LEASE LIABILITIES

In December 2018, the Company entered into a lease agreement for the lease of office and warehouse space and parking spaces under a non-cancelable operating lease through December 2023. From the lease commencement date until the last day of the second lease year, monthly rent will be $14,000. At the beginning of the 30th month following the commencement date and through the end of the term, minimum rent will be $14,420 per month. In January 2019, the Company paid a security deposit of $28,000. During 2021, this security deposit was applied against rent due.

In July 2019, the Company entered into a 4.5-year lease agreement for the lease of office and warehouse space and parking spaces under a non-cancelable operating lease through February 2024. From the lease commencement date until the last day of the second lease year, monthly rent will be $10,000. At the beginning of the 25th month following the commencement date and through the end of the term, minimum rent will be $10,500 per month. In July 2019, the Company paid a security deposit of $20,000. During 2021, this security deposit was applied against rent due.

In July 2019, the Company entered into a five-year lease agreement for the lease of office and warehouse space and parking spaces under a non-cancelable operating lease through August 2024. During the first year on the lease term, the base monthly rent will be $18,000 and will increase by 3% each lease year. Additionally, the Company will pay its portion of operating expenses. As of December 31, 2019, the Company paid a security deposit of $18,000. During 2021, this security deposit was applied against rent due.

Due to a reduction in the Company’s revenues and the loss of its Amazon revenues, during the second and third quarter of 2021, the Company abandoned the above properties. Accordingly, during the nine months ended September 30, 2021, the Company wrote the remaining balance of these right of use assets and recorded a loss on lease abandonment of $1,223,628. As of September 30, 2021 and December 31, 2020, the remaining lease liabilities related to these abandoned properties of $1,263,494 and $1,483,460, respectively. have been included in liabilities subject to assignment for benefit of creditors on the accompanying condensed consolidated balance sheets (see Note 10). As of December 31, 2020, the remaining right of use assets aggregating totaling $1,445,274 have been included in assets subject to assignment for benefit of creditors on the accompanying condensed consolidated balance sheets (see Note 10).

On January 15, 2021, in connection with the acquisition of DDTI, the Company assumed leases for trucks with remaining terms over twelve months.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs (see Note 2). In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 month or less.

During the nine months ended September 30, 2021 and 2020, in connection with these operating leases, other miscellaneous rental payments and common area maintenance costs, the Company recorded rent expense of $521,688 and $496,349, respectively, which is expensed during the period and included in operating expenses on the accompanying condensed consolidated statements of operations.

During the nine months ended September 30, 2021 and 2020, the Company recognized sublease income of $194,823 and $241,308 which is included in other income on the accompanying condensed consolidated statement of operations, respectively.

The significant assumption used to determine the present value of the lease liability was a discount rate of 10% to 12% which was based on the Company’s estimated incremental borrowing rate.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

On September 30, 2021 and December 31, 2020, right-of-use asset (“ROU”) is summarized as follows:

	September 30, 2021	December 31, 2020
Office leases and truck right of use assets	$44,393	$-
Less: accumulated amortization into rent expense or cost of sales	(17,177)	-
Balance of ROU assets as of end of period	$27,276	$-

On September 30, 2021 and December 31, 2020, operating lease liabilities related to the ROU assets are summarized as follows:

	September 30, 2021	December 31, 2020
Lease liabilities related to office and truck leases right of use assets	$27,276	$-
Less: current portion of lease liabilities	(18,910)	-
Lease liabilities – long-term	$8,366	$-

On September 30, 2021, future minimum base lease payments due under non-cancelable operating leases are as follows:

September 30,	Amount
2022	$21,053
2023	8,765
Total minimum non-cancelable operating lease payments	29,818
Less: discount to fair value	(2,542)
Total lease liability on September 30, 2021	$27,276

NOTE 14 – CONCENTRATIONS

For the nine months ended September 30, 2021, four customers represented 77.9% (36.7%, 19.6%, 11.3% and 10.3%, respectively) of the Company’s total net revenues, respectively. For the nine months ended September 30, 2020, one customer, Amazon, represented 97.5% of the Company’s total net revenues. On September 30, 2021, four customers, represented 59.4% of the Company’s accounts receivable balance (19.9%, 16.6%, 12.1% and 10.8%, respectively).

During the nine months ended September 30, 2021 and 2010, the Company rented delivery vans and trucks from a limited number of vendors. Any shortage of supply of vans and trucks available to rent to the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

All revenues are derived from customers in the United States.

NOTE 15 – SUBSEQUENT EVENTS

During the period from October 1, 2021 to November 15, 2021, the Company issued 28,571,429 shares of its common stock and received proceeds of $285,714 from the exercise of 28,571,429 warrants at $0.01 per share.

On October 31, 2021, the Company and this related party note holder entered into a confidential settlement agreement and mutual release. The Parties have agreed to adjust, settle and compromise the principal balance of the Note of $500,000 and unpaid accrued interest thereon of $240,822, for a discounted amount of $600,000, in full settlement of any and all amounts outstanding. The settlement amount was paid in November 2021.

In connection with the legal matter, Frank Mazzola v. TLSI and Prime EFS, et al., on November 2, 2021, without any payment of money by any party to any other party, all claims and counterclaims in this action were dismissed with prejudice (meaning permanently) and all parties exchanged general releases (see Note 11).

In connection with the legal matter, Rosemary Mazzola v. TLSI and Prime EFS, on November 2, 2021, without any payment of money by any party to any other party, all claims in this action were dismissed with prejudice (meaning permanently) and all parties exchanged general releases (see Note 11).

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